Exhibit 10.5

Execution Copy

CAUTIONARY STATEMENT
The representations, warranties, covenants and agreements in this Share Purchase Agreement are made as of specific dates and are qualified and limited. Such representations, warranties, covenants and agreements have been negotiated by the parties for the purpose of allocating contractual risk between them, including where the parties do not have complete knowledge of all the facts, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to investors. Investors are not third-party beneficiaries under the Share Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or any of their affiliates.

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CONFIDENTIAL

SHARE PURCHASE AGREEMENT

by and among

FORTISSIMO CAPITAL FUND II (ISRAEL), L.P.,
FORTISSIMO CAPITAL FUND III (ISRAEL), L.P.
FORTISSIMO CAPITAL FUND III (CAYMAN), L.P.,

STARHOME B.V.,

the shareholders of STARHOME B.V. specified on the signature pages hereto,

and

SHEFALI A. SHAH AND AZINI SERVICES LLP,
as Sellers Representatives

Dated as of August 1, 2012

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TABLE OF CONTENTS

Page

ARTICLE I	DEFINITIONS 6

SECTION 1.01.	Certain Defined Terms 6

SECTION 1.02.	Interpretation 13

ARTICLE II	PURCHASE AND SALE 13

SECTION 2.01.	Purchase and Sale of the Shares 13

SECTION 2.02.	Purchase Price 14

SECTION 2.03.	Company Options 15

SECTION 2.04.	Closing 15

SECTION 2.05.	Closing Deliveries by each Seller 16

SECTION 2.06.	Closing Deliveries by the Company 16

SECTION 2.07.	Closing Deliveries by the Purchaser 17

SECTION 2.08.	Withholding Rights 18

SECTION 2.09	Indemnity Escrow 18

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY 19

SECTION 3.01.	Organization, Authority and Qualification of the Company 19

SECTION 3.02.	Subsidiaries 19

SECTION 3.03.	Capitalization 20

SECTION 3.04.	Shareholders Agreements 21

SECTION 3.05.	Authorization 21

SECTION 3.06.	Corporate Books and Records 21

SECTION 3.07.	Real Property 21

SECTION 3.08.	Personal Property 22

SECTION 3.09.	Contracts 22

SECTION 3.10.	No Conflict or Violation; Consents 23

SECTION 3.11.	Financial Information 24

SECTION 3.12.	Absence of Certain Changes 24

SECTION 3.13.	Liabilities and Litigation 26

SECTION 3.14.	Compliance with Laws; Licenses 26

SECTION 3.15.	Intellectual Property 27

SECTION 3.16.	Labor and Employee Benefit Matters 29

SECTION 3.17.	Transactions with Related Parties 31

SECTION 3.18.	Insurance 31

SECTION 3.19.	Israeli Government Grants 32

SECTION 3.20.	Tax Matters 32

SECTION 3.21.	Environmental Laws 33

SECTION 3.22.	Bank Accounts 33

SECTION 3.23.	Customers 34

SECTION 3.24.	Accounts Receivables and Payable 34

SECTION 3.25.	Brokers 34

SECTION 3.26	Product Warranty; Product Liability 35

SECTION 3.27	Inventory 35

SECTION 3.28	Data Protection 35

SECTION 3.29	Full Disclosure 35

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE SELLERS 35

SECTION 4.01.	Organization of Seller 35

SECTION 4.02.	Authority of such Seller 35

SECTION 4.03.	No Conflict 36

SECTION 4.04.	Consents and Approvals 36

SECTION 4.05.	Ownership of Shares 36

SECTION 4.06.	Brokers 36

SECTION 4.07	Shareholders Agreement 36

SECTION 4.08	Liquidation Preference 36

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER 37

SECTION 5.01.	Organization and Authority of the Purchaser 37

SECTION 5.02.	No Conflict 37

SECTION 5.03.	Governmental Consents and Approvals 37

SECTION 5.04.	Financial Capability 37

SECTION 5.05.	Investment Purpose 37

SECTION 5.06.	Litigation 37

SECTION 5.07.	Accredited Investor 38

SECTION 5.08.	Brokers 38

ARTICLE VI	ADDITIONAL AGREEMENTS 38

SECTION 6.01.	Conduct of Business Prior to the Closing 38

SECTION 6.02.	Access to Information 40

SECTION 6.03.	Confidentiality 40

SECTION 6.04.	Press Releases 41

SECTION 6.05.	Non-Solicitation of Employees 41

SECTION 6.06.	Required Consents 41

SECTION 6.07.	Employees 42

SECTION 6.08.	Notice of Developments 42

SECTION 6.09.	Further Action 43

SECTION 6.10.	Indemnification; D&O Insurance 43

SECTION 6.11.	Right of First Refusal 43

SECTION 6.12	No Shop 43

SECTION 6.13	Information Rights 44

SECTION 6.14	Non-Solicitation; Confidentiality 45

SECTION 6.15	Merger of the Company and the Purchaser 46

SECTION 6.16	Joinder Agreements 47

SECTION 6.17	Additional Comverse Covenants 48

ARTICLE VII	CERTAIN TAX MATTERS

SECTION 7.01.	Taxes on Sale 47

SECTION 7.02.	Israeli Options Tax Ruling 47

SECTION 7.03.	Taxes 47

SECTION 7.04.	Tax Sharing Agreements. 49

ARTICLE VIII	CONDITIONS TO CLOSING 49

SECTION 8.01.	Conditions to Obligations of the Sellers 49

SECTION 8.02.	Conditions to Obligations of the Purchaser 50

ARTICLE IX	INDEMNIFICATION 52

SECTION 9.01.	Survival 52

SECTION 9.02.	Indemnification by the Sellers 52

SECTION 9.03.	Indemnification by the Purchaser 53

SECTION 9.04.	Manner of Indemnification 54

SECTION 9.05.	Notice of Claims 54

SECTION 9.06.	Third Party Claims 55

SECTION 9.07.	Payment of Indemnification 56

SECTION 9.08.	Additional Limitations 56

SECTION 9.09.	Assignment of Claims 57

SECTION 9.10.	Characterization of Indemnification Payments 57

SECTION 9.11.	Effective After Closing; Exclusive Remedy; Liability Cap 57

SECTION 9.13.	Sellers Representatives 57

ARTICLE X	TERMINATION, AMENDMENT AND WAIVER 59

SECTION 10.01.	Termination 59

SECTION 10.02.	Effect of Termination 60

SECTION 10.03.	Amendment 60

SECTION 10.04.	Waiver 60

ARTICLE Xi	GENERAL PROVISIONS 61

SECTION 11.01.	Notices 61

SECTION 11.02.	Severability 62

SECTION 11.03.	Entire Agreement 62

SECTION 11.04.	Assignment 62

SECTION 11.05.	No Third Party Beneficiaries 63

SECTION 11.06.	Governing Law 63

SECTION 11.07.	Jurisdiction; Forum; Specific Performance 63

SECTION 11.08.	Counterparts 63

SECTION 11.09.	Payment of Company Transaction Expenses 63

Exhibit A    List of Shareholders
Exhibit B    List of Transitional Services
Exhibit C    Joinder to Share Purchase Agreement

SHARE PURCHASE AGREEMENT
Share Purchase Agreement (this "Agreement"), dated as of August 1, 2012, by and among Fortissimo Capital Fund II (Israel), L.P., a limited partnership organized under the laws of the Cayman Islands, Fortissimo Capital Fund III (Israel), L.P., a limited partnership organized under the laws of the Cayman Islands, and Fortissimo Capital Fund III (Cayman), L.P., a limited partnership organized under the laws of the Cayman Islands, (collectively, the "Purchaser"), Starhome B.V., a company organized under the laws of the Netherlands (the "Company"), each of the shareholders of the Company specified on the signature pages hereto (each a "Seller" and collectively the "Sellers"), and each of Shefali Shah and Azini Services LLP, in their capacity as Sellers Representatives.
Whereas, each Seller owns the number of issued and outstanding Common Shares, nominal value €0.01 per share, of the Company (the "Common Shares"), Class A Shares, nominal value €0.01 per share, of the Company (the "Class A Shares"), or Class B Shares, nominal value €0.01 per share, of the Company (the "Class B Shares", and, together with the Common Shares and Class A Shares, the "Shares"), as set forth opposite the name of such Seller on Exhibit A attached hereto;
Whereas, the Company owns all the issued and outstanding share capital of (i) Starhome Ltd., a company organized under the laws of the State of Israel ("Israel Sub"), and (ii) Starhome GmbH, a company organized under the laws of Switzerland ("Swiss Sub" and, together with Israel Sub, the "Subsidiaries");
Whereas, after the execution and delivery of this Agreement, but before the Closing (as defined in Section 2.04(b)), additional holders of Shares will execute and deliver instruments of joinder (each a "Joinder"), pursuant to which such shareholders shall become parties to this Agreement as additional Sellers; and
Whereas, the Sellers wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Sellers, all of the issued and outstanding Shares, upon the terms and subject to the conditions set forth herein.
Now, Therefore, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, the Purchaser, the Company and the Sellers hereby agree as follows:
ARTICLE I

SECTION 1.01 Certain Defined Terms. For purposes of this Agreement:
"Acquisition Transaction" has the meaning set forth in Section 6.12(a).
"Advisors" means, as to any Person, the officers, directors, employees, investment bankers, attorneys, accountants, consultants and other authorized agents, advisors or representatives of such Person.
"Aggregate Exercise Price" has the meaning set forth in Section 2.02(b).
"Aggregate Purchase Price" has the meaning set forth in Section 2.02(b).
"Agreement" means this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.
"Arbitrator" has the meaning set forth in Section 2.04(a).
"Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York, Amsterdam, the Netherlands, or in Tel-Aviv, Israel.
"Civil Law Notary" has the meaning set forth in Section 2.04(b).
"Claim Notice" has the meaning set forth in Section 9.05(a).
"Class A Shares" has the meaning set forth in the recitals.
"Class B Shares" has the meaning set forth in the recitals.
"Closing" has the meaning set forth in Section 2.04(b).

"Closing Cash Balance" has the meaning set forth in Section 2.02(b).
"Closing Date" has the meaning set forth in Section 2.04(b).
"Common Shares" has the meaning set forth in the recitals.
"Company" has the meaning set forth in the preamble.
"Company Employee Plans" has the meaning set forth in Section 3.16(h).
"Company Option" means an option to purchase a Common Share granted pursuant to a Company Option Plan.
"Company Option Plans" means (i) the Company's 2000 Stock Incentive Compensation Plan, (ii) the Company's Second Amended and Restated 2003 Stock Incentive 102 Compensation Plan, (iii) the Company's Second Amended and Restated 2004 Stock Incentive Compensation Plan and (iv) the Company's 2009 Equity Incentive Plan, each as amended.
"Company Patents" has the meaning set forth in Section 3.15(d).
"Confidential Information" has the meaning set forth in Section 6.03.
"Confidentiality Agreement" has the meaning set forth in Section 6.03.
"Contracts" means all written or oral agreements, contracts, arrangements, subcontracts, leases (whether for real or personal property), purchase orders, covenants not to compete, employment agreements, confidentiality agreements, licenses and promissory notes, to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective assets are bound, in each case which is binding upon the Company or any Subsidiary.
"control" (including the terms "controlled by" and "under common control with") respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.
"Copyrights" means rights associated with works of authorship throughout the world, including all exclusive exploitation rights, copyrights, moral rights and mask works, and all derivative works thereof, including any registrations and applications therefor and whether registered or unregistered and whether published or unpublished.
"COTS Software" means commercial "off-the-shelf" desktop applications available through commercial distributors or in consumer retail stores or from the internet pursuant to third person "shrink wrap" or "click through" licenses.
"Current Balance Sheet" means the audited consolidated balance sheet of the Company and the Subsidiaries as of January 31, 2012.
"Debt" means any outstanding Liability or obligation to pay money to any Person including, but not limited to, (A) all outstanding obligations for senior debt and subordinated debt and any other outstanding obligation for borrowed money, including that evidenced by notes, bonds, debentures or other instruments (and including all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto), (B) any outstanding obligations under capital leases, (C) any amounts owed with respect to drawn letters of credit and (D) any outstanding guarantees of obligations of the type described in clauses (A) through (C) above.
"Deductible" has the meaning set forth in Section 9.02(b).
"Disagreement Notice" has the meaning set forth in Section 9.05(b).
"Disclosure Schedule" means the Disclosure Schedule, dated as of the date hereof, delivered by the Company to the Purchaser in connection with this Agreement.
"Employee" means (a) any officer or director of the Company and/or any Subsidiary; and (b) any other Person employed by the Company and/or any Subsidiary on a full- or part-time basis, whether on active status or on leave of absence.

"Encumbrance" means any security interest, pledge, mortgage, lien, charge, encumbrance, option, easement, deed of trust, mortgage, conditional sales agreement, right of usufruct, adverse claim, reversion, restrictive covenant or similar restriction, whether voluntarily incurred or arising by operation of law, including, without limitation, any agreement to give any of the foregoing in the future, and any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership or any other similar restriction or limitation whatsoever.
"Environmental Law" means all Laws relating to the environment, health and safety, natural resources, wildlife, plants, habitat, marine sanctuaries and wetlands, endangered or threatened species, pollutants, contaminants, wastes, chemicals, radiation, worker protection, the use, presence, management, storage, transportation, treatment, disposal or Release, or exposure to, hazardous materials.
"Facilities" means all offices, administration buildings and all real property leased by the Company or any Subsidiary.
"Financial Statements" has the meaning set forth in Section 3.11(a).
"Fully Diluted Share Number" has the meaning set forth in Section 2.02(b).
"Governmental Entity" means any federal, national, supranational, state, local, or similar governing, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.
"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.
"Grants" has the meaning set forth in Section 3.19.
"In-the-Money Company Option" means a Company Option with an exercise price that is less than the Per Common Share Purchase Price.
"Inbound License Agreements" has the meaning set forth in Section 3.15(g).
"Indemnification Claim" has the meaning set forth in Section 9.04(a).
"Indemnified Party" has the meaning set forth in Section 9.05(a).
"Indemnifying Party" has the meaning set forth in Section 9.05(a).
"Indemnity Escrow Agent" has the meaning set forth in Section 2.09.
"Indemnity Escrow Agreement" has the meaning set forth in Section 2.09.
"Indemnity Escrow Amount" has the meaning set forth in Section 2.09.
"Intellectual Property" means, collectively, all intellectual and industrial property rights (of every kind and nature throughout the world and however designated), whether issued or pending, registered or unregistered, including, but not limited to, all intellectual property rights arising from or associated with Trademarks, Patents, Copyrights and Trade Secrets, and all registrations, initial applications, renewals, extensions, continuations, divisions or reissues thereof in force (including any rights in any of the foregoing).
"Israel Sub" has the meaning set forth in the recitals.
"Israeli Options Tax Ruling" has the meaning set forth in Section 7.02.
"Knowledge" means with respect to the Company, the actual knowledge of the executive officers of the Company and its Subsidiaries identified on Section 1.01 of the Disclosure Schedule, or any knowledge such person would be reasonably expected to have in the course of performing his or her duties.
"Laws" mean any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law.

"Liabilities" means any and all debts, loss, damage, adverse claim, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking and all costs and expenses relating thereto.
"Losses" has the meaning set forth in Section 9.02(a).
"Material Adverse Effect" means any event, change or development, individually or in the aggregate, that is or could reasonably be expected to be material and adverse to (A) the business, assets (including intangible assets), cash flows, results of operations or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (B) the ability of the Company or the Sellers to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed to constitute a Material Adverse Effect: (i) any event, change or development that results from changes or conditions affecting the entire industry in which the Company or any of the Subsidiaries operates, (ii) any event, change or development that results from changes in general economic or political conditions or the financial credit or securities markets (including changes in generally applicable interest or exchange rates) in general in any country or region in which the Company or any of the Subsidiaries operates, (iii) any failure by the Company or any Subsidiary to meet internal or other estimates, predictions, projections or forecasts of revenue or bookings or any other measure of future financial performance, in and of itself, (iv) changes in generally accepted accounting principles, (v) changes in Law or regulations or the interpretation thereof by courts or Governmental Entities, (vi) any event, change or development (including, without limitations, the loss of customers or suppliers or management personnel attrition) arising from or attributable to the announcement of this Agreement or the pendency of the transactions contemplated by this Agreement, (vii) any event, change or development that results from acts of war, armed hostilities or terrorism or any escalation or worsening of any acts of war, armed hostilities or terrorism, (viii) any actions taken or not taken at the request of Purchaser or any of its affiliates, or (ix) any actions taken by Purchaser or any of its affiliates with respect to the transactions contemplated by this Agreement.
"Material Contract" has the meaning set forth in Section 3.09(b).
"Net Purchase Price" means an amount equal to the Aggregate Purchase Price less the Closing Cash Balance.
"Notice Period" has the meaning set forth in Section 9.06(b).
"Option Price" has the meaning set forth in Section 2.03(a).
"Optionholder" means the owner of Company Options.
"Outbound License Agreements" has the meaning set forth in Section 3.15(g).
"Owned Copyrights" has the meaning set forth in Section 3.15(e).
"Patents" means inventions (whether patentable or not), patents and patent applications, including any continuations, continuations-in-part, divisionals, reissues, renewals and applications for any of the foregoing.
"Per Common Share Purchase Price" has the meaning set forth in Section 2.02(b).
"Permits" has the meaning set forth in Section 3.14(d).
"Permitted Encumbrances" means: (a) liens for Taxes, assessments and governmental charges or levies not yet due and payable or the amount of which is being contested in good faith; (b) Encumbrances imposed by Law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business, that are not yet due and payable or the amount of which is being contested in good faith; (c) customary encumbrances on title to real property that do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its current and anticipated purposes or the ability to consummate the transactions contemplated by this Agreement; (d) any interest of a Governmental Entity in any lawfully made pledge or deposit under workers' compensation, unemployment insurance or other social security statutes; and (e) interests of lessors or licensors with regard to leased or licensed property.
"Person" means any means any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm or joint venture.
"Pro Rata Share" has the meaning set forth in Section 9.02(b).

"Purchaser" has the meaning set forth in the preamble.
"Purchaser Group" has the meaning set forth in Section 6.13(a).
"Purchaser Indemnitee" has the meaning set forth in Section 9.02(a).
"Related Party" means (i) any of the Company's or the Subsidiaries' executive officers, directors and shareholders holding (directly or indirectly or by entities under common control) more than 5% of the outstanding Shares, (ii) any individual directly related by blood or marriage to any Seller or any executive officer or director of the Company and (iii) any trust or other Person (other than the Company) in which any one of the individuals referred to in clauses "(i)" or "(ii)" holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest. None of Verint Systems Inc., nor its subsidiaries shall be deemed to be a “Related Party” of Comverse Holdings, Inc., Comverse Technology, Inc. or any of their respective Related Parties.
"Representatives" has the meaning set forth in Section 6.12(a).
"Seller" has the meaning set forth in the preamble.
"Seller's Closing Payment" has the meaning set forth in Section 2.07(a)(i).
"Sellers Indemnitee" has the meaning set forth in Section 9.03(a).
"Sellers Representatives" has the meaning set forth in Section 9.13(a).
"Shares" has the meaning set forth in the recitals.
"Software" means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, and (c) schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing.
"Subsidiaries" has the meaning set forth in the recitals.
"Survival Date" has the meaning set forth in Section 9.01.
"Swiss Sub" has the meaning set forth in the recitals.
"Tax" or "Taxes" means any and all taxes, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts with respect thereto) imposed by any Governmental Entity, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, national insurance, health, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs and similar charges.
"Tax Ordinance" means the Israel Income Tax Ordinance [New Version] - 1961.
"Tax Return" means any report, declaration, return, information return, claim for refund, document, or statement, including any schedule or attachment thereto, and including any amendments thereof, required to be filed with any Governmental Entity with jurisdiction over income Taxes.
"Third Party Claim" has the meaning set forth in Section 9.06(a).
"Threshold" has the meaning set forth in Section 9.02(b).
"Trademarks" means trademarks and service marks (whether registered or unregistered), trade names, designs, domain names, trade dress and similar rights and applications to register any of the foregoing and whether registered or unregistered.
"Trade Secrets" means any trade secrets and know-how, including processes, business methods, formulae, drawings,

prototypes, models, designs, customer lists and supplier lists.
"Transaction Documents" means this Agreement and the documents, certificates and other instruments contemplated hereby and thereby.
"Trustee" means S.G.S. Trusts Ltd. or such other trustee that qualifies as such under the provisions of Section 102 of the Tax Ordinance.
"Unresolved Claim" has the meaning set forth in Section 2.09.
"Upstream Distribution" has the meaning set forth in Section 8.02(m).
"U.S. GAAP" means generally accepted accounting principles as applied in the United States.
SECTION 1.02    Interpretation.
(a)    The table of contents and headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.
(b)    Whenever the words "include", "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation". Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require.
(c)    Whenever the words "herein" or "hereunder" are used in this Agreement, they will be deemed to refer to this Agreement as a whole and not to any specific Section.
(d)    Whenever a dollar figure ($) is used in this Agreement, it will mean United States dollars unless otherwise specified.
(e)    Whenever a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated.
ARTICLE II
PURCHASE AND SALE

SECTION 2.01    Purchase and Sale of the Shares.
Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller shall, on a several and not joint basis, sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser, the number of Shares set forth opposite the name of such Seller on Exhibit A attached hereto, and the Purchaser shall purchase such number of Shares from such Seller; provided that the Purchaser shall not be obligated to purchase any Shares, if less than 95% of the equity interests in the Company are sold by the Sellers.
SECTION 2.02     Purchase Price.
(a)    In consideration for the Shares, the Purchaser shall pay each Seller its share of the Aggregate Purchase Price as set forth in Section 2.07, subject to the Indemnity Escrow as set forth in Section 2.09.
(b)    For purposes of this Agreement, the following terms shall have the following meanings:
The "Aggregate Exercise Price" means an amount equal to the sum of the aggregate exercise prices of all In-the-Money Company Options outstanding immediately prior to their termination pursuant to Section 2.03.
The "Aggregate Purchase Price" means (A) $60,000,000, plus (B) the Closing Cash Balance, minus (C) the aggregate tax liability payable to the Swiss and Israeli tax authorities in respect of the Upstream Distribution, minus (D) $4,429,000, representing the agreed amount of working capital to remain in the Company as of the Closing Date, minus (F) any fees and expenses incurred by the Company or any Subsidiary in connection with the negotiation of the Transaction Documents or consummation of the transactions contemplated thereby (including any broker fees and special bonuses paid to employees, directors or consultants in connection herewith and any cost or expenses relating to obtaining the tax ruling as set forth in Section 7.02).
The "Closing Cash Balance" means (x) the actual amount of cash, cash equivalents and short-term investments of the Company and each of the Subsidiaries that would be required to be set forth on the face of a consolidated balance sheet of the Company and the Subsidiaries as of the close of business on July 31, 2012 prepared in accordance with U.S. GAAP (utilizing the same accounting policies, practices and procedures used to prepare the Current Balance Sheet) (estimated as of the date hereof as $29.3 million), plus (y) for each calendar month from the date hereof until the Closing Date, an additional $375,000 (and for a portion of any calendar month, the product of (A) $375,000 and (B) the portion of such calendar month that has elapsed) minus (z) $2,000,000.
The "Fully Diluted Share Number" means the sum of (1) the aggregate number of issued and outstanding Common Shares as of the Closing (excluding the 50,000 Common Shares held by the Company), (2) the aggregate number of Common Shares issuable upon exercise of all In-the-Money Company Options outstanding immediately prior to their termination pursuant to Section 2.03 and (3) the aggregate number of Common Shares issuable upon conversion of all Class A Shares and Class B Shares issued and outstanding immediately prior to the Closing.
The "Per Common Share Purchase Price" shall equal (A) the difference between (i) the sum of (1) the Aggregate Purchase Price and (2) the Aggregate Exercise Price, and (ii) $20,000,000, divided by (B) the Fully Diluted Share Number.
SECTION 2.03    Company Options.
(a)    Prior to the Closing and subject to applicable Law, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that effective at the Closing, each outstanding Company Option, whether vested or unvested, that is not exercised prior to the Closing, shall terminate at the Closing and entitle the Optionholder to receive, with respect to each In-the-Money Company Option, a cash payment equal to the difference between the Per Common Share Purchase Price and the exercise price of such Company Option ("Option Price"). No Optionholder shall be entitled to any payment or other benefit with respect to any terminated Company Option that is not an In-the-Money Company Option.
(b)    The actions provided herein with respect to any Company Option which is a "102 option" (as defined in Section 102 of the Tax Ordinance) shall be, and is intended to be effected in a manner that is consistent with Section 102 of the Tax Ordinance.
(c)    If the Israeli Options Tax Ruling contemplated by Section 7.02 is obtained, then the termination of Company Options to which the Israeli Options Tax Ruling applies shall be conducted in accordance with the terms of such ruling.
SECTION 2.04     Closing.
(a)    Closing. Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the Shares contemplated by this Agreement, by virtue of executing notarial deeds, and the registration of the transfer of the Shares in the Company's shareholders' register (the "Closing") shall take place at the offices of Schut van de Ven Notariskantoor B.V. (the "Civil Law Notary"), Piet Heinkade 229, Amsterdam, the Netherlands, at 10:00 A.M. (the Netherlands time) on the fifth Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Section 8.01 and Section 8.02 (other than conditions that are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing) or at such other time or on such other date as the Sellers and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date"). All deliveries by one party to any other party at Closing shall be deemed to have occurred simultaneously and none shall be effective until and unless all have occurred in accordance with this Agreement or been waived.
SECTION 2.05    Closing Deliveries by each Seller.
At the Closing, each Seller shall deliver or cause to be delivered to the Purchaser:
(a)    an executed power of attorney authorizing the Civil Law Notary to execute a notarial deed of transfer on behalf of such Seller, including notarized forms of identification, letters of counsel satisfactory to the Civil Law Notary as to the due execution of the power of attorney and evidence of incorporation of any Seller that is not an individual;
(b)    confirmation of the registration of all Shares in the name of the Purchaser in the share register of the

Company;
(c)    the certificate of such Seller required by Section 8.02(d)(ii);
(d)    a copy of each of the consents listed on Section 8.01(e) of the Disclosure Schedule that has been obtained by such Seller;
(e)    an executed Transitional Services Agreement executed by Comverse Ltd., whereby such entity will provide the Company with the services listed in Exhibit B on terms and conditions satisfactory to the Purchaser and the parties thereto (the "Transitional Services Agreement"); and
(f)     an executed Indemnity Escrow Agreement (as defined in Section 2.09) executed by the Sellers Representatives.
SECTION 2.06    Closing Deliveries by the Company.
At the Closing, the Sellers shall deliver or cause to be delivered by the Company to the Purchaser:
(a)    a true and complete copy, certified by a duly authorized officer of the Company, of the resolutions duly and validly adopted by the Board of Directors and the shareholders of the Company evidencing its authorization of the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transaction set forth herein and therein;
(b)    a copy of the Articles of Association of the Company, certified by the Civil Law Notary, dated as of the Closing Date, and an excerpt of the Company's information from the Dutch Trade Register, as of a date not earlier than ten (10) Business Days prior to the Closing Date, accompanied by a certificate of the Secretary or Assistant Secretary of the Company, dated as of the Closing Date, stating that no amendments have been made to such Articles of Association since such date;
(c)    a copy of the Articles of Association (or similar organizational documents), of each Subsidiary, certified by the Registrar of Companies or the Secretary of State of the jurisdiction in which each such entity is incorporated or organized, as of a date not earlier than ten (10) Business Days prior to the Closing Date and accompanied by a certificate of the Secretary or Assistant Secretary of each such entity, dated as of the Closing Date, stating that no amendments have been made to such Articles of Association (or similar organizational documents) since such date;
(d)    the certificate of a duly authorized officer of the Company required by Section 8.02(d)(i);
(e)    the resignations, effective as of the Closing, of all of the directors of the Company and of each Subsidiary, except for such Persons as shall have been designated in writing prior to the Closing by the Purchaser to the Company and the Sellers Representatives;
(f)    a copy of each of the consents listed on Section 8.01(e) of the Disclosure Schedule that has been obtained by the Company; and
(g)     an executed Transitional Services Agreement executed by the Company.
SECTION 2.07     Closing Deliveries by the Purchaser.
At the Closing, the Purchaser shall:
(a)    deliver to each Seller:
(i)    an amount equal to such Seller's portion of the Aggregate Purchase Price less such Seller's portion of the Indemnity Escrow Amount as set forth in Section 2.07(a) of the Disclosure Schedule (the amount shown for such Seller, the "Seller's Closing Payment"), by wire transfer of immediately available funds to a bank account designated in writing by such Seller at least two (2) Business Days prior to the Closing;
(ii)    an executed power of attorney authorizing the Civil Law Notary to execute a notarial deed of transfer on behalf of the Purchaser, including notarized forms of identification, a letter of counsel satisfactory to the Civil Law Notary as to the due execution of the power of attorney and evidence of incorporation and good standing of the Purchaser;
(iii)    a copy of the Certificate of Incorporation or comparable evidence of the Purchaser, certified by the Registrar of Companies or the Secretary of State of the jurisdiction in which the Purchaser is incorporated or organized, as of a date not earlier than ten (10) Business Days prior to the Closing Date and accompanied by a certificate of the Secretary or Assistant Secretary of the Purchaser, dated as of the Closing Date, stating that no amendments have been made to such Certificate of Incorporation (or similar organizational documents) since such date; and
(iv)    the certificate of a duly authorized officer of the Purchaser required by Section 8.01(c).
Notwithstanding anything to the contrary herein, any payment described in this Section 2.07 with respect to Shares held by a Trustee under Section 102 of the Tax Ordinance, and which have not completed the required holding period, if any, shall be paid to such Trustee (or to such other Person as set forth in any tax ruling or approval from the Israeli Tax authorities received either by the Company, the Sellers or the Purchaser) and shall be subject to any such tax ruling or approval.
(b)    deliver to each holder of In-the-Money Company Options or, in the case of In-the-Money Company Options that are subject to Section 102 of the Tax Ordinance, to the Trustee, an amount equal to such Optionholder's respective Option Price for all such In-the-Money Company Options, less such Optionholder's portion of the Indemnity Escrow Amount as set forth in Section 2.07(b) of the Disclosure Schedule;
(c)    deliver to the Sellers Representatives, the amount set forth in Section 2.07(c) of the Disclosure Schedule, by wire transfer of immediately available funds to a bank account designated in writing by the Sellers Representatives at least two (2) Business Days prior to the Closing;
(d)    [Intentionally Omitted];
(e)     deliver an executed Indemnity Escrow Agreement executed by the Purchaser; and
(f)    transfer the Indemnity Escrow Amount to the Indemnity Escrow Agent (as defined in Section 2.09).
SECTION 2.08    Withholding Rights.
Each of the Company and the Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of payments of the Aggregate Purchase Price under any provision of federal, state, local or foreign Tax Law, or any applicable ruling or exemption from a Governmental Entity with jurisdiction over Taxes; provided, however, that the Company or the Purchaser, as the case may be, shall not withhold any such amounts to the extent such Person provides the Company or the Purchaser, as the case may be, with a valid tax exemption certificate. If the Company or the Purchaser, as the case may be, so withholds any such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of equity in the Company in respect of which the Company or the Purchaser, as the case may be, made such deduction and withholding, and the Company or the Purchaser, as the case may be, shall provide evidence of such withholding as reasonably required and requested by such Person.
SECTION 2.09    Indemnity Escrow.
On the Closing Date, Purchaser shall, on behalf of the Sellers, pay to an escrow agent appointed by the Purchaser and the Sellers (the "Indemnity Escrow Agent"), in immediately available funds, to the account designated by the Indemnity Escrow Agent, an amount of $10,500,000 (the "Indemnity Escrow Amount"), in accordance with the terms of this Agreement and the Indemnity Escrow Agreement, dated as of the Closing Date, by and among Purchaser, the Sellers Representatives and the Indemnity Escrow Agent (the "Indemnity Escrow Agreement"). Other than as specifically stated elsewhere in this Agreement, any payment the Sellers are obligated to make to any Purchaser Indemnified Parties pursuant to Article IX shall be paid exclusively from the Indemnity Escrow Amount in accordance with the terms of Article IX and the Indemnity Escrow Agreement; provided, however, that in the case such payment exceeds the Indemnity Escrow Amount and Section 9.12(c) explicitly provides that in such case the maximum amount for which such Seller is liable is in excess of the Indemnity Escrow Amount, such payment shall be paid first from the Indemnity Escrow Amount in accordance with the terms of Article IX and the Indemnity Escrow Agreement. Upon the completion of eighteen months following the Closing Date, the Indemnity Escrow Agent shall release $5.5 million of the Indemnity Escrow Amount (to the extent not utilized to pay Purchaser for any

Indemnification Claim subject to and in accordance with the terms of Article IX and the Indemnity Escrow Agreement) to the Sellers and the Optionholders (or to the Trustee on behalf of the Optionholders), unless an Indemnification Claim has been received by the Sellers Representatives from a Purchaser Indemnitee prior to such time in accordance with the terms of Article IX (which Indemnification Claim claims Losses in excess of the amount to remain in the Indemnity Escrow Agreement following such distribution of $5.5 million of the Indemnity Escrow Amount), in which case an amount equal to the Losses claimed in such Claim Notice shall be held until the resolution of any and all such Indemnification Claims in accordance with the terms hereof and the Indemnity Escrow Agreement ("Unresolved Claims"). Upon the completion of twenty four months following the Closing Date, the Indemnity Escrow Agent shall release the remainder balance of the Indemnity Escrow Amount to the Sellers and the Optionholders (or to the Trustee on behalf of the Optionholders), unless an Unresolved Claim is outstanding, in which case an amount equal to the Losses claimed in such Claim Notice shall be held until the resolution of any and all such Indemnification Claims in accordance with the terms hereof and the Indemnity Escrow Agreement. The Indemnity Escrow Amount retained for Unresolved Claims shall be released by the Indemnity Escrow Agent to the Sellers and the Optionholders (or the Trustee on behalf of the Optionholders) (to the extent not utilized to pay Purchaser for any such claims resolved in favor of Purchaser subject to and in accordance with the terms of Article IX and the Indemnity Escrow Agreement), promptly upon their resolution in accordance with Article IX.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule, the Company hereby represents and warrants to the Purchaser as to each of the items set forth in this Article III as of the date hereof and as of the Closing Date.
SECTION 3.01    Organization, Authority and Qualification of the Company.
The Company is a corporation duly organized and validly existing under the laws of the Netherlands, with all requisite corporate power and authority to conduct its business as it is currently being conducted and to own or lease, as applicable, the assets owned or leased by it. The Company is duly qualified to perform its activities and is in good standing in each jurisdiction in which such qualification is necessary under applicable Laws as a result of the conduct of its business or the ownership or lease of its properties, except where the failure to be so qualified and/or in good standing would not have a Material Adverse Effect.
SECTION 3.02    Subsidiaries.
Section 3.02 of the Disclosure Schedule sets forth a complete and accurate list of each of the Subsidiaries, including the jurisdiction of formation of such Subsidiary, and the identities of each of its directors and executive officers. Each of such Subsidiaries has been duly organized, and is validly existing under the laws of the jurisdiction of formation of such Subsidiary, with all requisite corporate power and authority to conduct its business as it is currently being conducted and to own or lease, as applicable, the assets owned or leased by it. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable Laws as a result of the conduct of its business or the ownership or lease of its properties, except where the failure to be so qualified and/or in good standing would not have a Material Adverse Effect. Except as set forth in Section 3.02 of the Disclosure Schedule, the Company does not own, directly or indirectly, any interest or investment in the form of debt or equity in any Person other than the Subsidiaries. The Company owns all of the fully diluted share capital of the Subsidiaries.
SECTION 3.03    Capitalization.
(a)    Authorized Capitalization. As of the date of this Agreement, the authorized capitalization of the Company consists of (i) 9,000,000 Common Shares, nominal value €0.01 per share, 524,337 of which are issued and outstanding (including 50,000 Common Shares held by the Company), (ii) 9,000,000 Class A Shares, nominal value €0.01 per share, 5,552,920 of which are issued and outstanding and (iii) 9,000,000 Class B Shares, nominal value €0.01 per share, 2,642,737 of which are issued and outstanding. The Company has no other share capital authorized, issued or outstanding. A complete and accurate list of each holder of Common Shares, Class A Shares and Class B Shares is set forth in Exhibit A. All of the equity interests owned by the Company of each of the Subsidiaries are free and clear of all Encumbrances. Section 3.03(a) of the Disclosure Schedule sets forth for each of the Subsidiaries the total authorized share capital, the number of issued and outstanding shares or other equity interests and the record ownership by the Company and/or any Subsidiary. Other than each Seller's Closing Payment, no Person has any right to any consideration or payment in respect of any share capital of the Company or any security or right convertible into, or exercisable for any share capital of the Company.
(b)    Options. As of the date of this Agreement, Company Options to subscribe for an aggregate of 1,647,156

Common Shares are unexercised and outstanding under the Company Option Plans. Section 3.03(b) of the Disclosure Schedule sets forth the name of each Optionholder, the number of Common Shares for which each such Company Option is exercisable, the vesting and exercise schedule for each such Company Option, the number of Company Options vested and unvested as of the date of this Agreement, the price per Common Share for which each such Company Option is exercisable and the name of the Company Option Plan under which each such Company Option has been granted.
(c)    No Other Share Capital, Options, Warrants. Except as set forth on Exhibit A and except for the Company Options set forth on Section 3.03(b) of the Disclosure Schedule, there are no outstanding options, warrants, securities, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or a Subsidiary is a party or by which either the Company or a Subsidiary is bound obligating the Company or a Subsidiary to issue, sell, transfer, redeem or otherwise acquire, or dispose of any share capital or other equity securities of the Company or such Subsidiary. No stock appreciation rights, phantom stock, profit participation or other similar rights with respect to the Company, a Subsidiary or any share capital of the Company or a Subsidiary are authorized or outstanding.
(d)    Valid Issuances. Except as set forth in Section 3.03(d) of the Disclosure Schedule, all issued and outstanding Shares, each outstanding Company Option and each issued and outstanding share or other equity interest in each Subsidiary were duly authorized. All issued and outstanding Shares and each outstanding share or other equity interest in each Subsidiary are, and each Common Share issuable upon exercise of any Company Option or conversion of any Class A Shares or Class B Shares will be, validly issued, fully paid and non-assessable.
SECTION 3.04    Shareholders Agreements.
To the Company's Knowledge, except as set forth in Section 3.04 of the Disclosure Schedule, there are no shareholder agreements, voting trusts, proxies or other arrangements, agreements or understandings which affect, require, restrict or relate to voting, giving of written consents, dividend rights, transferability of shares or registration rights with respect to any of the Shares or any other equity or debt instrument of the Company or a Subsidiary.
SECTION 3.05    Authorization.
The Company has the requisite corporate power and authority to execute and deliver each of the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which it is a party by the Company, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated by the Transaction Documents have been duly authorized by all requisite action on the part of the Company, other than the corporate approvals which shall be obtained prior to Closing Date. This Agreement has been duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes, and each of the other Transaction Documents to which the Company is a party, when executed and delivered by the Company will constitute (assuming due authorization, execution and delivery by the other parties hereto), a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies.
SECTION 3.06    Corporate Books and Records.
The minute books of the Company and the Subsidiaries contain accurate records, in all material respects, of all board and shareholder meetings and accurately reflect, in all material respects, all other actions taken by the shareholders, Boards of Directors and all committees of the Boards of Directors of such entity. The share register of the Company and the Subsidiaries completely and accurately set forth the information required to be included therein.
SECTION 3.07    Real Property.
(a)    Owned Real Property. Neither the Company nor any of the Subsidiaries owns any real property.
(b)    Leased Real Property. Section 3.07(b) of the Disclosure Schedule sets forth a list of (i) all leases pursuant to which the Facilities are leased by the Company or any of the Subsidiaries (as lessee or sublessee), including the date of such lease or sublease and a list of any amendments or modifications thereto; and (ii) the street address of such Facilities. Such leases constitute all leases, subleases or other occupancy agreements pursuant to which the Company or such Subsidiary occupies or uses the Facilities and as are necessary for the conduct of the business of the Company and the Subsidiaries as presently conducted. The Company or such Subsidiary has a good and valid leasehold title to all leased property described in such leases, free and clear of any and all Encumbrances other than any Permitted Encumbrances. With respect to each lease listed on Section 3.07(b) of the Disclosure Schedule, there has been no material default under any such lease by the Company or any of the Subsidiaries.
(c)    To the Knowledge of the Company, no Facility is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, which could materially adversely affect the use or operation of such Facility.
SECTION 3.08    Personal Property.
(a)    The Company and the Subsidiaries own or lease all personal property necessary for the conduct of their respective businesses as presently conducted. The personal property of the Company and the Subsidiaries has been maintained in all material respects in accordance with generally accepted industry practice. Except as would not reasonably be expected to have a Material Adverse Effect, all such personal property is in such operating condition and repair (subject to normal wear and tear) as is necessary for the conduct of the business of the Company and the Subsidiaries as presently conducted.
(b)    Except as set forth on Section 3.08(b) of the Disclosure Schedule, the Company and the Subsidiaries have (i) good and marketable title to all such personal property owned by them, free and clear of any and all Encumbrances, other than Permitted Encumbrances and (ii) good and valid leasehold title to all such personal property leased by them, free and clear of any and all Encumbrances, other than Permitted Encumbrances.
SECTION 3.09    Contracts.
(a)    Disclosure. Except as set forth on Section 3.09(a) of the Disclosure Schedule, neither the Company nor any Subsidiary is party to or otherwise subject to any of the following:
(i)    any Contract providing for future expenditures or Liabilities in excess of $100,000 in any one (1) year period after the date hereof or $300,000 in the aggregate, other than any customer Contract, which would be required to be disclosed pursuant to this subsection (i) solely due to fact that it includes provisions that provide for uncapped indemnification Liabilities;
(ii)    any Contract (A) relating to the employment, compensation or termination of services of any executive officers or directors of the Company or any of the Subsidiaries, (B) that will result in the payment by, or the creation of any Liability of the Company or any of the Subsidiaries or the Purchaser to pay any severance, termination, "golden parachute," or other similar payments to any Employee following termination of employment or engagement or otherwise as a result of the consummation of the transactions contemplated by each of the Transaction Documents (other than an obligation to pay severance to an Employee pursuant to applicable Law), or (C) Contracts providing for the indemnification of any executive officer or director of the Company or any of the Subsidiaries;
(iii)    any bonus, executive or deferred compensation, profit sharing, pension or retirement, stock option or stock purchase, hospitalization, insurance, medical reimbursement or other plan, agreement or arrangement or practice providing employee or executive benefits to any officer or employee of the Company and the Subsidiary;
(iv)    intentionally omitted;
(v)    any Contract containing covenants limiting the freedom of the Company or any of the Subsidiaries to engage in any line of business anywhere in the world;
(vi)    any Contract with a Related Party;
(vii)    any Contract providing for the lease of real property by the Company or a Subsidiary, whether the Company or such Subsidiary is the lessor, sublessor, lessee or sublessee, or any options or rights of first refusal with respect to the acquisition of real property by the Company or a Subsidiary;
(viii)    any partnership, joint venture, joint development, agency, dealer, sales representative or other similar Contract;
(ix)    any license agreement granting to the Company or a Subsidiary the exclusive right to use or practice any rights under any Intellectual Property;

(x)    any agreement granting the Company or a Subsidiary any right under or with respect to any Intellectual Property owned by a third party that is used in connection with the business of the Company or such Subsidiary, other than COTS Software used generally in the operations of the Company and the Subsidiaries, which involve license fees (per agreement) of more than $50,000;
(xi)    any Contract that requires a consent to, or otherwise contains a provision relating to, a "change of control" or that would prohibit or delay the consummation of the transactions contemplated by any of the Transaction Documents;
(xii)    any Contracts with a Governmental Entity;
(xiii)    any agreement the primary purpose of which is to require the Company or a Subsidiary to indemnify any other party thereto; or
(xiv)    any other Contract in which the consequences of a default under or termination of such Contract would result in a Material Adverse Effect.
(b)    Absence of Defaults. The Company has delivered or made available to the Purchaser true and complete copies of each of the Contracts listed in Schedule 3.09(a) of the Disclosure Schedule, as amended to the date hereof (each such Contract and each Contract required to be set forth on Schedule 3.09(a), a "Material Contract"). Each of the Material Contracts is valid and binding on the Company or any Subsidiary that is a party thereto. Neither the Company nor any of the Subsidiaries is, and to the Knowledge of the Company, no other parties to any such Material Contract are, in material default under any such Material Contract. Neither the Company nor any Subsidiary has received written notice of cancellation or claim of default of any such Material Contract.
SECTION 3.10    No Conflict or Violation; Consents.
Except as otherwise set forth in Section 3.10 of the Disclosure Schedule, the execution, delivery and performance of each of the Transaction Documents to which it is a party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) result in any violation of, or conflict with, any provision of the Articles of Association or similar governing documents of the Company or any of the Subsidiaries, (b) subject to obtaining the approvals or consents referred to in the following sentence, conflict with, result in violation or a breach of, constitute a default under, or give rise to any right of termination, cancellation or acceleration (whether after the giving of notice or lapse of time or both) of, any Material Contract or Permit, (c) subject to obtaining the approvals or consents referred to in the following sentence, violate any Law or Governmental Order applicable to the Company or any of the Subsidiaries, or (d) result in the creation or imposition of any Encumbrance on any of the outstanding Shares. Except as otherwise set forth in Section 3.10 of the Disclosure Schedule, no filing or registration with, or approvals, authorizations or consents of, any Persons (including any Governmental Entity) are necessary to be made or obtained in connection with the execution, delivery or performance of any of the Transaction Documents to which it is a party by the Company or any of the Subsidiaries or the consummation of the transactions contemplated hereby or thereby, except for filings, registrations, approvals or consents, the failure of which to obtain, would not have a Material Adverse Effect.
SECTION 3.11    Financial Information.
(a)    Section 3.11(a) of the Disclosure Schedule contains true and complete copies of the audited consolidated balance sheet of the Company and the Subsidiaries as of January 31, 2012 and 2011, and the related audited consolidated statements of operations and statements of cash flows of the Company and the Subsidiaries for the fiscal years ended January 31, 2012, 2011 and 2010 (collectively referred to herein as the "Financial Statements").
(b)    The Financial Statements (i) were prepared from the books of account and other financial records of the Company and the Subsidiaries, (ii) present fairly, in all material respects, the consolidated financial condition, cash flow and results of operations and the changes in shareholders' equity of the Company and the Subsidiaries as of the respective dates thereof or for the respective periods covered thereby, and (iii) have been prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as disclosed therein). No financial statements of any Person other than the Company and the Subsidiaries are required by U.S. GAAP to be included in the consolidated financial statements of the Company.
(c)    The books of account and other financial records of the Company and the Subsidiaries are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies.

SECTION 3.12    Absence of Certain Changes.
Except as set forth in Section 3.12 of the Disclosure Schedule, since January 31, 2012, the Company and the Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction or entered into any Contract other than in accordance with, the ordinary course of such businesses consistent with past practices and there has not been:
(a)    any Material Adverse Effect;
(b)    any damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of the Subsidiaries, whether or not covered by insurance, having a replacement cost of $150,000 for any single loss or $300,000 for all such losses;
(c)    any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to any share capital of the Company or any of the Subsidiaries (except for dividends or other distributions by any Subsidiary to the Company), or any other payment to the Company's shareholders in their capacity as such, or any repurchase, redemption or other acquisition by the Company or any of the Subsidiaries of any outstanding share or other securities of the Company or any of the Subsidiaries;
(d)    any split, combination or reclassification of any of its share capital or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's share capital or the equity interests of any of the Subsidiaries;
(e)    any entry into, renewal, amendment or termination of any Contract with a Related Party;
(f)    any material change in any method of accounting, accounting practice or tax reporting by the Company or any of the Subsidiaries or made or rescinded any election relating to Taxes;
(g)     any incurrence, guarantee of any Liability in excess of $100,000 individually or $250,000 in the aggregate, except in the ordinary course of business;
(h)     (i) any material increase in the compensation payable or to become payable to any executive officers of the Company or any of the Subsidiaries (except for increases in the ordinary course of business and consistent with past practice), (ii) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, compensation, severance or other plan, Contract, trust, fund or policy for the benefit of any director or executive officer of the Company or any of the Subsidiaries, except to the extent required by applicable Laws, (iii) any award, payment or promise to pay any bonuses in excess of $25,000 to any single employees of the Company or any Subsidiary with respect to the fiscal year ended January 31, 2012, except to the extent accrued on the Balance Sheet or (iv) any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amendment to any such agreement) entered into by the Company or any of the Subsidiaries, which involves a director or officer of the Company or the Subsidiaries in his or her capacity as a director or officer of the Company or the Subsidiaries;
(i)    any adoption, amendment or termination of any employee benefit plan or employee retirement plan by the Company or a Subsidiary;
(j)    any making of loans, guarantee, advances or capital contributions to, or investments in, any Person in excess of $100,000;
(k)    the acquisition of any assets or sale, assignment, transfer, conveyance, lease, mortgage, pledged or subjected to any Encumbrance or any other disposition of any assets of the Company or a Subsidiary in excess of $150,000 individually or $350,000 in the aggregate, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business;
(l)    any material revaluing of any asset or investment on the books or records of the Company or a Subsidiary, including the write-down of the value of any such asset or investment, except for depreciation and amortization in the ordinary course of business;
(m)    any commitment for any capital expenditure exceeding $100,000 individually or $250,000 in the aggregate;

(n)    any institution or settlement of any legal proceeding;
(o)     any failure to promptly pay and discharge current Liabilities except where disputed in good faith by appropriate proceedings;
(p)    any discharge or satisfaction of any Encumbrance, or payment of any obligation or Liability (fixed or contingent), except in the ordinary course of business or which, in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole;
(q)    any cancelation or compromise of any debt or claim or any amendment, cancelation, termination, relinquishment, waiver or release of any Contract or right except in the ordinary course of business and which, in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole;
(r)     any grant of any license or sublicense of any rights under or with respect to any Intellectual Property, outside the ordinary course of business; or
(s)    any agreement to do any of the foregoing.
SECTION 3.13    Litigation and Liabilities.
Except as set forth in Section 3.13 of the Disclosure Schedule, there are no (i) civil, criminal or administrative actions, suits, claims, investigations or other proceedings pending, or to the Company's knowledge, threatened, against the Company or any of the Subsidiaries or (ii) Liabilities of the Company or any of the Subsidiaries of a nature required to be recorded on a balance sheet or disclosed in the notes thereto in accordance with U.S. GAAP, except for those that (A) are reflected or reserved against in the balance sheet included in the Financial Statements; (B) were incurred in the ordinary course of business since January 31, 2012; or (C) that are not likely to have a Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of the Subsidiaries is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Entity, which is likely to materially impair the consummation of the transactions contemplated by this Agreement.
SECTION 3.14    Compliance with Laws; Licenses.
Except as set forth in Section 3.14 of the Disclosure Schedule:
(a)    The Company and the Subsidiaries are in material compliance with all Laws applicable to their respective businesses.
(b)    To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of the Subsidiaries is pending. No Governmental Entity has notified the Company or any of the Subsidiaries in writing of its intention to conduct the same.
(c)    The Company has not received any written notice of deficiency or charges of any noncompliance with any Laws applicable to the business of the Company that has not been cured as of the date hereof, excluding those notices or charges which would not reasonably be expected to give rise to a material Liability.
(d)    Each of the Company and the Subsidiaries has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (collectively referred to herein as "Permits") necessary to conduct its business as presently conducted, except those the absence of which would not result in a Material Adverse Effect.
SECTION 3.15    Intellectual Property.
(a)    Generally. Section 3.15(a) of the Disclosure Schedule sets forth an accurate and complete list of all issued Patents and Patent applications and registered Trademarks and applications therefor (including countries where registered as well as expiration and registration or renewal application dates) owned or licensed by the Company or any of the Subsidiaries, in whole or in part, including jointly with others (such schedule specifies if such Intellectual Property is owned jointly). The Intellectual Property owned by, or licensed under the Inbound License Agreements to, the Company and the Subsidiaries constitute all the material Intellectual Property rights necessary for the conduct of the business of the Company and the Subsidiaries as it is currently conducted or as currently proposed to be conducted. The Intellectual Property owned by the Company and the Subsidiaries is subsisting and valid and enforceable, and, except as set forth in Section 3.15(a) of the

Disclosure Schedule, neither the Company nor any of the Subsidiaries has received since December 31, 2006 any written notice or claim challenging or questioning the validity or enforceability or alleging the misuse of any of the Intellectual Property owned or licensed by the Company or any of the Subsidiaries.
(b)    The Company and the Subsidiaries have valid and enforceable licenses to use the Intellectual Property used by the Company and the Subsidiaries that is not owned by the Company and the Subsidiaries. Except as set forth in Section 3.15(b) of the Disclosure Schedule, there are no license fees, royalties or similar fees payable for such licenses except for COTS Software. Except as set forth in Section 3.15(b) of the Disclosure Schedule, none of the Intellectual Property used by the Company and the Subsidiaries includes or incorporates any open source software that is licensed under the General Public License, or that would otherwise require the Company to release any portion of its source code, or to permit free redistribution of any of the Company's software.
(c)    Trademarks. Except as described in Section 3.15(c) of the Disclosure Schedule, to the Company's Knowledge, all registered Trademarks owned by the Company or any of the Subsidiaries are currently in compliance with all applicable Law other than any requirement that, if not satisfied, would not result in a cancellation of any such registration or otherwise affect the priority and enforceability of the Trademark in question.
(d)    Patents. Section 3.15(d) of the Disclosure Schedule sets forth an accurate and complete list of all Patents in which the Company or any of the Subsidiaries has an ownership interest or which have been exclusively licensed to the Company or any of the Subsidiaries (collectively the "Company Patents"), identifying for each of the Company Patents (i) the country and patent number and issue date (if issued) or application number and filing date (if not issued), (ii) its title, (iii) the named inventors and (iv) whether it is owned by or exclusively licensed to the Company or one of the Subsidiaries.
(e)    Copyrights. Except as may be set forth in Section 3.15(e)(1) of the Disclosure Schedule, the Company or one of the Subsidiaries is the owner of all right, title and interest in and to each of the Copyrights used by the Company and the Subsidiaries in the conduct of the Company's and the Subsidiaries' business as it is currently conducted, other than those as to which the rights being exercised by the Company and the Subsidiaries have been licensed from another Person (such licenses are set forth in Section 3.15(e)(2) of the Disclosure Schedule) (collectively, "Owned Copyrights"), free and clear of any and all Encumbrances except for Permitted Encumbrances, and neither the Company nor any of the Subsidiaries has received any written notice or claim challenging their ownership of the Owned Copyrights or stating or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto.
(f)    Trade Secrets. Except as set forth in Section 3.15(f) of the Disclosure Schedule, each employee and each consultant and contractor that is involved in the development of material Intellectual Property of the Company or the Subsidiaries has executed proprietary information, confidentiality and assignment agreements substantially in the form of the Company's standard forms that assign to the Company or the Subsidiary all rights to any Intellectual Property relating to the business of the Company and the Subsidiaries that are developed by the employee, consultant or contractor, as applicable (including the waiver of moral rights), and all such agreements are in full force and effect and binding and enforceable upon the parties thereto. The Company and the Subsidiaries have taken all commercially reasonable steps to maintain the confidentiality of all information that constitutes, and during the time such information constituted, a Trade Secret of the Company or any of the Subsidiaries.
(g)    License Agreements. Section 3.15(g)(1) of the Disclosure Schedule sets forth a complete and accurate list of all license agreements granting to the Company or any of the Subsidiaries any right to use or practice any rights under any Intellectual Property other than COTS Software (collectively, the "Inbound License Agreements"), indicating for each the title and the parties thereto. Section 3.15(g)(2) of the Disclosure Schedule sets forth a complete and accurate list of all license agreements under which the Company or the Subsidiaries grant licenses of Software or grant any rights under any Intellectual Property (collectively, the "Outbound License Agreements"), indicating for each the title and the parties thereto. There is no outstanding claim, dispute or disagreement with respect to any Inbound License Agreement or any Outbound License Agreement. Neither the Company nor the Subsidiaries is in default under any Intellectual Property License, nor, to the knowledge of the Company or the Sellers, is any other party to any Inbound License or Outbound License is in default thereunder and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder, except in each case for such defaults that would not have a Material Adverse Effect. Neither the Company nor any Subsidiary has received written notice of termination of any Inbound License currently in effect.
(h)    No Pending or Threatened Infringement Claims. Except as set forth in Section 3.15(h) of the Disclosure Schedule, no litigation in which the Company or a Subsidiary was named as party is pending, or to the Company's Knowledge, threatened, and no notice or other claim in writing has been received by the Company or any of the Subsidiaries within one year prior to the date of this Agreement, (A) alleging that the Company or any of the Subsidiaries has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party or (B) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or licensed by or to the Company or any of the Subsidiaries. No Intellectual Property that is owned or, to the actual Knowledge of the Company, licensed by or to the Company or any of the Subsidiaries is subject to any outstanding order, judgment, decree or stipulation restricting the use, sale or licensing thereof by the Company or any of the Subsidiaries (other than, in the case of licensed Intellectual Property, the license restrictions provided for in the respective license agreements or with respect to COTS software).
(i)    No Infringement by Third Parties. To the Company's Knowledge, except as set forth in Section 3.15(i) of the Disclosure Schedule, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned or licensed by the Company or any of the Subsidiaries. No such claims have been brought against any third party by the Company or any of the Subsidiaries.
(j)    Software. Section 3.15(j) of the Disclosure Schedule sets forth a complete and accurate list of (A) all the Software owned by the Company and the Subsidiaries and (B) all the Software licensed to the Company and the Subsidiaries (other than COTS Software), and identifies in the case of (B), the owner of all such Software. The Software owned by the Company and the Subsidiaries was either (i) developed by employees of the Company or the Subsidiaries within the scope of their employment; (ii) developed by independent contractors who have assigned their rights to the Company or a Subsidiary pursuant to written agreements (and such agreements include the waiver of all moral rights associated with the Software); or (iii) otherwise acquired by the Company or the Subsidiaries from a third party.
SECTION 3.16    Labor and Employee Benefit Matters.
(a)    Section 3.16(a) of the Disclosure Schedule lists the name, title, place of employment, date of hire, annual salary rate and annual bonus for each Employee, as well as the notice period for termination included in such Employee's employment agreement (if any). Except as described in Section 3.16(a) of the Disclosure Schedule, each Employee (other than directors of the Company or any Subsidiary) is terminable "at will" subject to applicable notice periods as set forth by Law or in such Employee's employment agreement. Except as set forth on Section 3.16(a) of the Disclosure Schedule, neither the Company nor any of the Subsidiaries has agreed, and is not obligated, to increase the compensation or pay any bonus or supplemental compensation, including, without limitation, annual salary, bonus or benefits, of any Employee. No Employee has informed the Company or such Subsidiary that he or she intends to resign or retire as a result of the transactions contemplated by any of the Transaction Documents.
(b)    No directors, officers or employees of the Company or any of the Subsidiaries have asserted any claims against the Company or any of the Subsidiaries for any non-statutory severance payments or similar termination compensation, other than claims for unemployment benefits under applicable Laws.
(c)    There is no collective bargaining agreement presently in force with respect to Employees, and neither the Company nor any of the Subsidiaries has ever been or is currently a signatory to a collective bargaining agreement with any trade union, labor organization or group. The Employees have not been, nor are they currently, represented by a labor organization, group or association. To the Company's Knowledge, no collective representation election petition or application for certification of such representation has been filed by Employees of the Company or any of the Subsidiaries or is pending with any entity and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group involving Employees of the Company or any of the Subsidiaries has occurred, is in progress or is threatened. There is no unfair labor practice charge or complaint against the Company or any Subsidiary pending before any Governmental Entity; there has been no labor strike, slowdown, work stoppage, labor disturbance or other concerted action involving the Employees. Israel Sub is not subject to, and, to the Knowledge of the Company, no Employee of Israel Sub benefits from, any extension order ("tzav harchava") other than those applicable generally in the industry in which Israel Sub operates.
(d)    The Company and the Subsidiaries are in material compliance with all applicable Laws respecting employment practices, terms and conditions of employment, wages and hours, and equal employment opportunity. Neither the Company nor any Subsidiary is liable for any material claims for past due wages or any penalties for failure to comply with any of the foregoing.
(e)    Israel Sub is in material compliance with all applicable Laws respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, including the Advance Notice for Dismissal and Resignation Law, 5761‑2001, the Notification to an Employee (Terms of Employment) Law, 5762‑2002, the Prevention of Sexual Harassment Law, 5758‑1998, and the Hours of Work and Rest Law, 5711‑1951. Without limiting the foregoing subparagraphs of this Section 3.16:
(I)    Israel Sub's obligations to provide statutory severance pay to its Employees pursuant to the Severance Pay Law, 5723‑1963 are fully insured against, fully funded or fully reserved for in the Financial Statements and the Current Balance Sheet (as of their date).
(II)    All amounts that Israel Sub is legally or contractually required either (x) to deduct from its Employees' salaries or to transfer to such Employees' pension or provident fund, disability insurance, continuing education fund or other similar funds or (y) to withhold from its Employees' salaries and benefits and to pay to any Governmental Entity as required by the Tax Ordinance and by the National Insurance Law [Consolidated Version], 5755‑1995, the National Health Insurance Law, 5754‑1994 or otherwise, have, in each case, been duly deducted, transferred, withheld and paid in all material respects.
(III)    Israel Sub does not engage any Employee whose employment requires special licenses or permits.
(f)    There are no pending, or to the Company's Knowledge, threatened, legal claims or proceedings between the Company or any of the Subsidiaries and any current or former employee, director, consultant, officer or trade union.
(g)    Except as set forth in Section 3.16(g) of the Disclosure Schedule, the execution and delivery of the Transaction Documents, and the consummation of the transactions contemplated hereby will not (i) entitle any employee of the Company or any of the Subsidiaries to severance payment, employment compensation or any other form of payment, other than the consideration payable to the Sellers, in their capacity as such, as described in this Agreement or (ii) accelerate the time of payment or vesting of, or increase the amount of, any other compensation due to any employee of the Company or any of the Subsidiaries.
(h)    Section 3.16(h) of the Disclosure Schedule lists all employee benefit plans and all bonus, stock option, share purchase, restricted share, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements (A) to which the Company or any Subsidiary is a party, (B) with respect to which the Company or any Subsidiary has any obligation (other than by Law) or (C) which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any Employee (collectively, the "Company Employee Plans"). The Company has furnished to the Purchaser a complete and accurate copy of each Company Employee Plan.
(i)    Except as set forth in Section 3.16(i) of the Disclosure Schedule, no Company Employee Plan or any agreement with any Employee provides post-termination medical, health, disability, insurance or other benefits to any Person for any reason, except for employee insurance plans and directors and officers insurance and indemnification agreements.
(j)    None of the Company, either of the Subsidiaries or any Company Employee Plans is subject to the U.S. Employee Retirement Income Security Act of 1974, as amended.
SECTION 3.17    Transactions with Related Parties.
Except for employment Contracts and other arrangements disclosed in Section 3.17(a) of the Disclosure Schedule, no Related Party has, directly or indirectly, (a) borrowed from or loaned money or other property to the Company or any Subsidiary which has not been repaid or returned, other than advances to Employees for customary expenses in the ordinary course of business, (b) any Contracts with the Company or any Subsidiary that is in effect on the date hereof or (c) any material interest in any property used by the Company or any Subsidiary in the conduct of their respective businesses or (d) except as set forth in Section 3.17(b) of the Disclosure Schedule, owns any direct or indirect interest (other than a holdings of less than 2% of the issued and outstanding share capital of a publicly traded company) of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or the Subsidiaries, or (B) a participant in any transaction to which the Company or the Subsidiaries is a party. Except as set forth in Section 3.17(c) of the Disclosure Schedule, each Contract between the Company or any Subsidiary, on the one hand, and any Related Party, on the other hand, is on arms' length terms.
SECTION 3.18     Insurance.
The Company and its Subsidiaries have insurance policies in full force and effect for such amounts as are sufficient for all requirements of Law and for the running and maintaining of their business. Section 3.18 of the Disclosure Schedule contains a complete and accurate list of all material policies or binders of insurance of which the Company or any Subsidiary is the owner, insured or beneficiary. Neither the Company nor any Subsidiary is in material default under any of such policies or binders. There are no outstanding unpaid premiums under any such policies or binders which could give rise to a cancellation of such policy or binder. Such policies and binders are in full force and effect on the date hereof. Except as set forth on Section 3.18 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notice that any insurance company intends to adjust its premiums retroactively or prospectively. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been cancelled within the last two (2) years. Except as noted on Section 3.18 of the Disclosure Schedule, all such insurance will remain in full force and effect immediately following the consummation of the transactions contemplated hereby. To the Company's Knowledge, no event has occurred, including, without limitation, the failure by the Company or the Subsidiaries to give any notice or information which limits or impairs the rights of Company or the Subsidiaries under any such insurance policies.
SECTION 3.19    Israeli Governmental Grants.
Schedule 3.19 of the Disclosure Schedule provides a complete list of all pending and outstanding grants, incentives, qualifications and subsidies (collectively, "Grants") from the Government of the State of Israel or any agency thereof granted to the Company or the Subsidiaries, including (i) "Approved Enterprise" status from the Israeli Investment Center in the Israeli Ministry of Industry, Trade and Labor and (ii) Grants from the Office of the Chief Scientist in the Israeli Ministry of Industry, Trade and Labor. The Company and the Subsidiaries are in compliance in all material respects with all of the terms, conditions and requirements of their respective Grants and have duly fulfilled all of the undertakings relating thereto.
SECTION 3.20    Tax Matters.
(a)    Filing of Tax Returns. Except as set forth in Section 3.20(a) of the Disclosure Schedule, the Company and the Subsidiaries have timely filed with the appropriate taxing authorities all Tax Returns required to be filed under applicable Laws, and all such Tax Returns are complete and accurate in all material respects. Neither the Company nor any Subsidiary has received a claim by a Governmental Entity in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
(b)    Payment of Taxes. The Company and the Subsidiaries have paid all Taxes (including advances required by Law on Taxes) that were due prior to the date hereof. As of the Closing, the Company and the Subsidiaries (i) will have paid all Taxes that they are required to pay prior to the Closing (except to the extent that the Liability for such Taxes is reflected on the Financial Statements), and (ii) will have withheld all Taxes required to be withheld. There are no liens for Taxes upon any property or assets of the Company or any Subsidiary except for Permitted Encumbrances.
(c)    Audits, Investigations or Claims. No material unresolved deficiencies for Taxes against the Company or any Subsidiary have been claimed, proposed or assessed by any Governmental Entity. There are no pending, ongoing audits or assessments relating to any Liability in respect of Taxes of the Company or any Subsidiary. Neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, or made any request in writing for any such extension or waiver. Except as set forth in Section 3.20(c) of the Disclosure Schedule, no power of attorney with respect to any Taxes of the Company or any Subsidiary has been executed or filed with any Governmental Entity. Neither the Company nor any Subsidiary is a party to or bound by any closing agreement, offer to compromise or any other agreement with respect to Taxes with any Governmental Entity.
(d)    Liens. There are no Encumbrances for Taxes other than Permitted Encumbrances.
(e)    Tax-Sharing Agreements and Pre-Filing Agreements. Except as set forth in Section 3.20(e) of the Disclosure Schedule, there are no material Tax-sharing, indemnity, allocation, pre-filing, advance pricing or similar Contracts or arrangements in effect with respect to or involving the Company or any Subsidiary.
(f)    Approved Enterprise Status. Neither the Company nor any of the Subsidiaries has been notified in writing of any request for an audit or other examination by the Israeli Tax authorities or the Israeli Investment Center in the Israeli Ministry of Industry, Trade and Labor with respect to the Company's status as an "Approved Enterprise" under the Israeli Law for the Encouragement of Capital Investment, 5719-1959.
SECTION 3.21    Compliance With Environmental Laws.
(a)    The operations of the Company and each of its Subsidiaries are in material compliance with all applicable

Environmental Laws. No action or proceeding is pending or, to the Knowledge of the Company, threatened to revoke, modify or terminate any Permit held by the Company or any Subsidiary pursuant to any Environmental Law ("Environmental Permits"). To the Knowledge of the Company, no facts, circumstances or conditions currently exist that could adversely affect such continued material compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures in excess of $250,000 to achieve or maintain such continued material compliance with Environmental Laws and Environmental Permits.
(b)    Neither the Company nor any of the Subsidiaries has received any written notice of, or entered into any order, settlement or decree relating to any violation of or liability under any Environmental Laws or the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any alleged violation of or Liability under Environmental Laws.
(c)    Neither the Company nor the Subsidiaries is the subject of any outstanding written order or Contract with any governmental authority respecting Environmental Laws, other than, in each case, orders and Contracts that apply generally to an industry or that do not refer specifically to the Company or a Subsidiary.
SECTION 3.22    Bank Accounts.
Section 3.22 of the Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company or any of the Subsidiaries has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship and (b) a true and complete list and description of each such account, safe deposit box and relationship, including in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company and each of the Subsidiaries having signatory power with respect thereto.
SECTION 3.23.    Customers and Suppliers.
Section 3.23 of the Disclosure Schedule sets forth the top 25 customers of the Company and the Subsidiaries (in terms of revenues) and the top 25 suppliers of the Company and its Subsidiaries (as measured by the dollar amount of purchases therefrom or thereby) during each of the fiscal years ended January 31, 2012 and 2011, including: (a) a breakdown of the revenue from each customer by product or service; (b) the applicable currency in each agreement with such customer; and (c) the jurisdiction in which such products and services are delivered to such customer and the approximate total purchases by the Company and its Subsidiaries from each such supplier, during such period. Except as set forth in Section 3.23 of the Disclosure Schedule, since February 1, 2011, no such customer or supplier listed in Section 3.23 of the Disclosure Schedule has canceled or otherwise terminated its relationship with the Company or any of the Subsidiaries or materially reduced or changed the pricing or other terms of its business with the Company or any of the Subsidiaries and, to the Company's Knowledge, no customer or supplier listed on Section 3.23 of the Disclosure Schedule, notified the Company or any of its Subsidiaries, since February 1, 2011, of its intent to cancel or otherwise terminate its relationship with the Company or any of the Subsidiaries or materially reduce or change the pricing or other terms of its business with the Company or any of the Subsidiaries.
SECTION 3.24.    Accounts Receivable and Payable.
(a)    All of the accounts and notes receivable of the Company and the Subsidiaries set forth on their books and records (net of the applicable reserves reflected on their books and records and in the Financial Statements) (i) represent sales actually made or transactions actually effected in the ordinary course of business for goods or services delivered or rendered, (ii) constitute valid claims and (iii) to the Company's Knowledge, there is no reason to believe that such accounts and notes receivable would not be collectible at the aggregate recorded amounts thereof (net of such reserves) without right of recourse, defense, deduction, return of goods, counterclaim or offset. Section 3.24(a) of the Disclosure Schedule contains a true, correct and complete list of the outstanding accounts and notes receivable of the Company and the Subsidiaries in excess of $150,000 as of the date hereof, identifying the currency in which such accounts and notes receivable are payable, and broken out with respect to the aging of such accounts and notes receivable in terms of (i) less than 90 days past due and (ii) over 90 days past due.
(b)    The accounts payable of the Company and the Subsidiaries are reflected on the Current Balance Sheet. Section 3.24(b) of the Disclosure Schedule contains a true, correct and complete list of the outstanding accounts payable of the Company and the Subsidiaries as of April 30, 2012 in excess of $150,000, identifying the currency in which such accounts and notes receivable are payable, and broken out with respect to the aging of such accounts payable in terms of (i) less than 90 days past due and (ii) over 90 days past due.

SECTION 3.25     Brokers.
Except as set forth in Section 3.25 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by any of the Transaction Documents based upon arrangements made by or on behalf of the Company.
SECTION 3.26    Product Warranty; Product Liability.
Except as set forth in Section 3.26 of the Disclosure Schedule: neither the Company nor the Subsidiaries has any outstanding Liability for replacement or repair of any product licensed, sold or delivered by the Company or the Subsidiaries in conducting its business, other than Liabilities reserved against on the Financial Statements or which arose after the date of the Financial Statements and would be required to be reserved for in the Financial Statements pursuant to U.S. GAAP.
(a)Except as set forth in Section 3.26 of the Disclosure Schedule, each product manufactured, sold, licensed, leased or delivered by each of the Company and the Subsidiaries is and has been since February 1, 2009, in conformity in all material respects with all applicable commitments.
SECTION 3.27    Inventory.
The Company and the Subsidiaries' inventory, including packaging materials, is of good and merchantable quality, and is sufficient in order to meet the current requirements of the ordinary course of business.
SECTION 3.28    Data Protection.
The Company and the Subsidiaries have not received, since February 1, 2009, any written notice from any Governmental Entity or any other Person regarding any material violation of, or failure to comply with, any Law relating to the protection of personal data.
SECTION 3.29    Full Disclosure.
No representation or warranty of the Sellers contained in this Agreement and no written statement made by or on behalf of the Sellers to Purchaser pursuant to this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby, severally and not jointly, represents and warrants to the Purchaser, on behalf of itself, as of the date hereof and as of the Closing Date as follows:
SECTION 4.01    Organization of Seller.
To the extent a Seller is not a natural person, such Seller has been duly organized, and is validly existing and in good standing, under the laws of the jurisdiction of its formation, with all requisite power and authority to own its Shares.
SECTION 4.02    Authority of Such Seller.
Such Seller has the requisite right, power and authority to execute and deliver each of the Transaction Documents to which it is a party, to sell, assign and transfer the Shares to the Purchaser, and to otherwise consummate the transactions contemplated hereby and thereby. To the extent required, the execution and delivery of each of the Transaction Documents by such Seller, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated by the Transaction Documents to which it is a party have been duly authorized by all requisite action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller and constitutes, and the other Transaction Documents to which such Seller is a party, when executed and delivered will constitute, assuming due authorization, execution and delivery by the other parties to such Transaction Documents, a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies.

SECTION 4.03     No Conflict.
Assuming that all consents, approvals, authorizations and other actions described in Section 3.10 of the Disclosure Schedule have been obtained, the execution, delivery and performance of the Transaction Documents to which it is a party by such Seller and the consummation of the transactions contemplated hereby and thereby do not (a) result in any violation of, or conflict with, any provision of the certificate of incorporation or bylaws (or similar organizational documents) of such Seller, (b) violate any Law or Governmental Order applicable to such Seller or (c) violate, result in a breach of, or constitute a default under, any Contract or Permit to which such Seller is a party or by which any of the properties of such Seller are bound, or (d) result in the creation or imposition of any Encumbrance upon the Shares, except for violations, breaches or defaults which do not result in the creation of any Encumbrance on any of the outstanding Shares owned by such Seller (other than Encumbrances that will be discharged and released at or prior to the Closing).
SECTION 4.04    Consents and Approvals.
The execution, delivery and performance of the Transaction Documents to which it is a party by such Seller and the consummation of the transactions contemplated hereby and thereby require no consent, approval, authorization or other order of, action by, filing, declaration or registration with, or notification to, any Person (including any Governmental Entity), except as set forth in Section 3.10 of the Disclosure Schedule.
SECTION 4.05    Ownership of Shares.
Such Seller owns of record and beneficially, free and clear of all Encumbrances (other than Encumbrances that will be discharged and released at or prior to the Closing) the number of Shares set forth opposite the name of such Seller on Exhibit A attached hereto, and does not own, beneficially or otherwise, any other securities of the Company or any of the Subsidiaries. Upon the delivery of such Seller's Shares to the Purchaser at the Closing, in accordance with the terms herein, the Purchaser will acquire good, valid and marketable title, as applicable under the laws of the Netherlands, to all such Seller's Shares free and clear of all Encumbrances other than Encumbrances created by or on account of the Purchaser.
SECTION 4.06    Brokers.
Except as set forth in Section 3.21 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of such Seller.
SECTION 4.07    Shareholders Agreement.
Except as set forth in Section 3.04 of the Disclosure Schedule, there are no shareholder agreements, voting trusts, proxies or other arrangements, agreements or understandings which affect, require, restrict or relate to voting, giving of written consents, dividend rights, transferability of shares or registration rights with respect to such Seller's Shares or any other equity or debt instrument of the Company or a Subsidiary.
SECTION 4.08    Liquidation Preferences.
Other than each Seller's Closing Payment, no Person has any right to any consideration or payment in respect of any share capital of the Company or any security or right convertible into, or exercisable for any share capital of the Company.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers as of the date hereof and as of the Closing Date as follows:
SECTION 5.01    Organization and Authority of the Purchaser.
The Purchaser is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, with all requisite power and authority to enter into the Transaction Documents, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of the Transaction Documents, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser. Each of the Transaction Documents has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the other parties thereto) each of the Transaction Documents constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies.
SECTION 5.02    No Conflict.
The execution, delivery and performance by the Purchaser of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of the Purchaser, (b) violate any Law or Governmental Order applicable to the Purchaser or (c) violate, conflict with, result in any breach of, constitute a default under, or give rise to any right of termination, cancellation or acceleration (whether after the giving of notice or lapse of time or both) of any Contract or arrangement to which the Purchaser is a party or by which it is bound.
SECTION 5.03    Governmental Consents and Approvals.
The execution, delivery and performance by the Purchaser of each of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby require no consent, approval, authorization or other order of, action by, filing, declaration or registration with, or notification to any Person (including any Governmental Entity), except those that have already been obtained or as set forth in Section 3.10 or Section 5.03 of the Disclosure Schedule.
SECTION 5.04    Financial Capability.
The Purchaser has, and as of the Closing will have, sufficient funds to fulfill its obligations pursuant to this Agreement.
SECTION 5.05    Investment Purpose.
The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.
SECTION 5.06    Litigation.
There is no action, suit, investigation or proceeding pending against or, to the Purchaser's knowledge, threatened against or affecting, the Purchaser before any Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by the Transaction Documents or otherwise relate to the Transaction Documents.
SECTION 5.07    Accredited Investor or Non "U.S. Person".
The Purchaser is either (i) an "accredited investor" (as defined in Rule 501 of Regulation D), and Purchaser has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Shares or (ii) not a U.S. Person as defined under Rule 902 of Regulation S promulgated under the U.S. Securities Act of 1933, as amended, and is not acquiring the Securities for the account or benefit of any U.S. Person. The Purchaser acknowledges that an investment in the Shares is speculative and involves a high degree of risk.
SECTION 5.08    Brokers.
No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of the Purchaser.
SECTION 5.09    Purchaser Knowledge.
Purchaser does not have actual knowledge of any event, fact or circumstance that to its actual knowledge would constitute a breach or noncompliance with any representation, warranty, covenant or agreement of the Company or the Sellers contained in this Agreement.

ARTICLE VI
ADDITIONAL AGREEMENTS
SECTION 6.01     Conduct of Business Prior to the Closing.
The Company covenants and agrees that between the date hereof and the time of the Closing, neither the Company nor any Subsidiary shall conduct its business other than in the ordinary course and consistent with the Company's and such Subsidiary's prior practice. Without limiting the generality of the foregoing, the Company shall, and shall cause each Subsidiary to use its reasonable best efforts to (A) preserve intact their business organizations, (B) keep available the services of the Employees, (C) preserve their current relationships with their customers, suppliers and other Persons with which they have had significant business relationships, (D) maintain (i) all of the material assets and properties of the Company and the Subsidiaries in their current condition, ordinary wear and tear excepted and (ii) insurance upon all of the properties and assets of the Company and the Subsidiaries in such amounts and of such kinds comparable to that in effect on the date of this Agreement other than changes in the ordinary course and consistent with the Company's and such Subsidiary's prior practice, (E) maintain the books, accounts and records of the Company and the Subsidiaries in the ordinary course of business according to past practice, (F) comply in all material respects with all contractual and other obligations applicable to the operation of the Company and the Subsidiaries; (G) continue to collect accounts receivable and pay accounts payable utilizing normal procedures, and (H) comply in all material respects with all applicable Laws consistent with past practice. Except as expressly permitted by this Agreement, as required by applicable Law or as consented to in writing by Purchaser, between the date hereof and the time of the Closing, the Company shall not, and shall cause each Subsidiary not to:
(i)    create or form any subsidiary;
(ii)    amend its certificate of incorporation, bylaws or other governing documents, or alter through merger, liquidation, reorganization, restructuring or any other fashion, its corporate structure;
(iii)    acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case, other than in the ordinary course of business;
(iv)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or otherwise permit its corporate existence, or any of the rights or franchises or any material license, permit or authorization under which the business operates to be suspended, lapsed or revoked;
(v)    issue, deliver, sell, pledge, dispose of or otherwise encumber any of its share capital, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than the issuance of Common Shares upon the exercise of options or warrants outstanding on the date of this Agreement in accordance with their current terms, or upon the conversion of any Class A Shares or Class B Shares outstanding on the date of this Agreement in accordance with their current terms;
(vi)    purchase or lease any real property (excluding the renewal of any existing lease);
(vii)    authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;
(viii)    except as set forth in Section 6.01(viii) of the Disclosure Schedule, declare, set aside, make or pay any dividend or other distribution in respect of the share capital of the Company or repurchase, redeem or otherwise acquire any outstanding share capital or other securities of, or other ownership interests in, the Company or the Subsidiaries;
(ix)     except as set forth in Section 6.01(ix) of the Disclosure Schedule, (A) materially increase the annual level of compensation of any employee of the Company or the Subsidiaries, (B) increase the annual level of compensation payable or to become payable by the Company or the Subsidiaries to any of their respective executive officers, (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant, (D) other than in the ordinary course of business, consistent with past practice, increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the employees, agents or representatives of the Company or the Subsidiaries or otherwise modify or amend or terminate any such plan or arrangement or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company or the Subsidiaries is a party, which involves a director or officer of the Company or the Subsidiaries in his or her capacity as a director or officer of the Company or the Subsidiaries;
(x)     incur or assume any Debt or subject to any Encumbrance or otherwise encumber or permit, allow or suffer to be encumber, any of the properties or assets (whether tangible or intangible) of the Company or the Subsidiaries, other than in the ordinary course of business or consistent with past practices;
(xi)    cancel or compromise any Debt owing to it or claim or waive or release any material right of the Company or the Subsidiaries except in the ordinary course of business, consistent with past practices, or settle any material litigation;
(xii)     enter into any commitment for capital expenditures of the Company and its Subsidiaries in excess of $100,000 for any individual commitment and $250,000 for all commitments in the aggregate;
(xiii)     enter into, modify or terminate any labor or collective bargaining agreement of the Company or the Subsidiaries or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company or the Subsidiaries;
(xiv)     introduce any material change with respect to the operation of the Company or the Subsidiaries, including any material change in the types, nature, composition or quality of its products or services, or, other than in the ordinary course of business, make any change in product specifications or prices or terms of distributions of such products;
(xv)    permit the Company or the Subsidiaries to enter into any transaction or to enter into, modify or renew any Contract which by reason of its size, nature or otherwise is not in the ordinary course of business;
(xvi)    permit the Company or the Subsidiaries to make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with any Related Party other than pursuant to any Contract or arrangement set forth in Section 3.17 of the Disclosure Schedule;
(xvii)     make or rescind any election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit controversy relating to Taxes, or except as required by applicable law or GAAP, make any material change to the methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Return; or
(xviii)    enter into any new Contract which restrains, restricts or limits the ability of the Company or any Subsidiary to compete with or conduct any business or line of business in any geographic area.
SECTION 6.02    Access to Information.
From the date hereof until the Closing, the Company shall, and shall cause each of the Subsidiaries to, afford to the Purchaser and its Advisors reasonable access to the offices, properties, books and records and Employees of the Company and each Subsidiary during normal business hours, as the Purchaser may reasonably request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or third-party confidentiality obligation); provided, however, that such access shall be upon reasonable notice, shall not unreasonably disrupt the Employees and operations of the Company or the Subsidiaries and shall be subject to applicable Law, provided that the Purchaser shall be permitted to conduct weekly update meetings with the senior management of the Company. All requests for access to the offices, properties, books, and records and Employees of the Company and each of the Subsidiaries relating to the Company and such Subsidiary shall be made to Sellers Representatives, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. Neither the Purchaser nor any of its Advisors shall contact any partner, lender, lessor, vendor, consultant, employee, client, customer or supplier of the Company or any Subsidiary or their respective affiliates in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of such Sellers Representatives, which authorization shall not be unreasonably withheld. No investigation by Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company or the Sellers contained in this Agreement. In order that Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Company and its Subsidiaries, the Company and the Sellers shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company and its Subsidiaries to cooperate fully with such representatives in connection with such review and examination.

SECTION 6.03     Confidentiality.
Subject to the provisions of Section 6.04, the parties acknowledge and agree that the existence of this Agreement and the documents, instruments and transactions contemplated hereby, shall be deemed "Confidential Information" under the Confidentiality and Non-Disclosure Agreement, dated as of April 1, 2012, by and between the Purchaser and the Company (the "Confidentiality Agreement"). Any information obtained from the Company or any Subsidiary pursuant to the access contemplated by Section 6.02 shall be subject to the Confidentiality Agreement. Notwithstanding the foregoing, (i) the Purchaser and the Sellers may disclose to its direct and indirect beneficial owners, including limited partners thereof, including the terms of Transaction Documents and other information about the transaction contemplated herein that are required or customary to be provided to such beneficial owners, provided that each of such beneficial owners have agreed in writing to keep such information confidential and (ii) the Sellers and the Company may disclose the terms of the Transaction Documents to prospective insurers.
SECTION 6.04    Press Releases.
Except as otherwise required by applicable Law (including obligations pursuant to any listing agreement with or rules of any national securities exchange and/or securities laws to publicly announce the entering into this Agreement and/or the consummation of the transactions contemplated hereby and/or to publicly file a copy of this Agreement), no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement. Notwithstanding the above, in the event that any party hereto (the Purchaser on the one hand, and the Company and any Seller, on the other hand) is obligated under applicable Law to issue a statement regarding this transaction, then, subject to applicable Law, prior to issuing such a statement, it will provide advance written notice to the other party hereto regarding its impending obligation, and, to the extent practicable under the circumstances and permitted under applicable Law, cooperate in drafting the wording of the statement and consider and take into account the other party's position regarding the issuance of the statement.
SECTION 6.05    Non-Solicitation of Employees.
Until the earlier of (i) the Closing and (ii) two years from the date hereof, the Purchaser covenants and agrees that neither it nor any of its affiliates shall, without the prior written consent of the Company, solicit (other than through general searches by use of advertisements or the media which are not directly targeted at the Employees) the services of any Employee; provided, however, this Section 6.05 shall not prohibit the Purchaser from engaging in discussions, employing or otherwise engaging any Person who contacts it solely on his or her own initiative without any prior solicitation by the Purchaser or any of its affiliates.
SECTION 6.06     Required Consents.
(a)    Subject to the terms and conditions herein provided, each party shall cooperate and use its respective reasonable best efforts to take or cause to be taken all actions, to prepare all documentation, to effect all filings and to obtain all material permits, consents, approvals and authorizations of all third parties and Governmental Entities that are reasonably necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement. Each party shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult and cooperate with the other party hereto, and consider in good faith the views of one another, with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, including in connection with proceedings under or relating to any antitrust, competition, or fair trade law. Each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.
(b)    Subject to appropriate confidentiality protections, each party agrees, upon request, to furnish the other party with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its subsidiaries to any third party or Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

SECTION 6.07     Employees.
Purchaser does not currently have any intention of making any material change or revision to the health and welfare benefits afforded to the Employees of the Company as of the date hereof, such that these benefits should continue in scope substantially similar in the aggregate to the benefits provided to similarly situated employees of Purchaser, including with respect to benefits provided, employer contributions and cost-sharing. To the extent that Employees, and their eligible dependents where applicable, participate in Purchaser's employee benefit plans, programs or policies following the Closing Date, (i) Purchaser will allow such Employees, and their eligible dependents where applicable, to participate in such plans, programs and policies on terms substantially similar to those provided to similarly situated employees of Purchaser, (ii) each such Employee will receive credit for purposes of eligibility to participate and vesting under such plans, programs and policies for years of service with the Company (or any of the Subsidiaries) prior to the Closing Date and (iii) Purchaser will give credit for any co-payments or deductibles paid during the year in which the Closing Date occurs and will cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any plan of Purchaser in which such Employees and their eligible dependents will participate to be waived.
SECTION 6.08     Notice of Developments.
Prior to the Closing, the Company shall promptly notify the Purchaser in writing of (a) the existence, occurrence or non-occurrence of any event, circumstance, or fact which would reasonably be expected to cause: (i) any representation or warranty of the Company or the Sellers in this Agreement to be untrue or incorrect in any material respect; or (ii) any covenant, condition or agreement contained in this Agreement and made by it or a Seller not to be complied with or satisfied in any material respect, and (b) all other material developments affecting the business, financial condition, results of operations, customer or supplier relations and employee relations of the Company or any Subsidiary.
SECTION 6.09    Further Action.
Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate the transactions contemplated by this Agreement.
SECTION 6.10    Indemnification; D&O Insurance.
Pursuant to the provisions of its Articles of Association and the D&O indemnification agreements in effect as of the date of the Closing, the Company will, and Purchaser shall cause the Company to, indemnify and hold harmless the present and former officers and directors of the Company and each of the Subsidiaries in respect of acts or omissions occurring while such persons are officers and directors to the same or greater extent as is provided (i) under the Company's or the Subsidiary's Articles of Association or other governing documents as of the date hereof and (ii) under the D&O indemnification agreements in effect as of the date hereof. Purchaser will not amend, repeal or modify (and will procure that no successor of Purchaser will amend repeal or modify) such provisions in any manner that would adversely affect the rights thereunder of such persons. In addition, as of the Closing, the Company shall have taken (and Purchaser will cause Company to take) such action necessary to provide directors' and officers' liability insurance coverage on terms and amounts no less favorable than those of such policy in effect on the date of this Agreement for any current or former officers and directors of the Company and each Subsidiary under the Company's or Purchaser's directors' and officers' liability insurance policies with respect to any actions or omissions by such directors or officers occurring prior to the Closing, and shall maintain such coverage for a period of six (6) years from the Closing Date. The provisions of this Section 6.10 shall survive the Closing and are (a) expressly intended to benefit each of the present and former officers and directors of the Company and each Subsidiary (or his or her heirs or representatives) who are entitled to indemnification by the Company or such Subsidiary as of the date of this Agreement and (b) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
SECTION 6.11    Right of First Refusal.
Each Seller hereby irrevocably waives, effective as of the Closing, its right of first refusal and any other right it may have to limit the sale of Shares by other Sellers pursuant to this Agreement. Upon the payment on the Closing Date of the portion of the Aggregate Purchase Price applicable to each Seller as set forth on Section 2.07 of the Disclosure Schedule (and the payment by Purchaser to the Indemnity Escrow Agent of its portion of the Indemnity Escrow Amount, as applicable), such Seller waives any and all claims against the Purchaser in connection with the consideration paid to it in respect of its Shares, including relating to the distribution of the Aggregate Purchase Price among the various Sellers.

SECTION 6.12    No Shop.
(a)     Until the earlier of the Closing Date and the termination of this Agreement pursuant to Article X, the Sellers will not, and will not permit the Company or the Subsidiaries or any of the directors, officers, employees, representatives or agents of the Company or the Subsidiaries (collectively, the "Representatives") to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets of the Company or any of its Subsidiaries or any share capital of the Company or the Subsidiaries other than the transactions contemplated by this Agreement (an "Acquisition Transaction"), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company or its Subsidiaries in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.
(b)    The Sellers shall notify Purchaser orally and in writing promptly (but in no event later than 48 hours) after receipt of any proposal or offer from any Person other than Purchaser to effect an Acquisition Transaction or any request for non-public information relating to the Company or the Subsidiaries or for access to the properties, books or records of the Company or any Subsidiary by any Person other than Purchaser. Such notice shall not be required to indicate the identity of the Person making the proposal or offer, or intending to make a proposal or offer or requesting non-public information or access to the books and records of the Company, the material terms of any such proposal or offer, or modification or amendment to such proposal or offer and copies of any written proposals or offers or amendments or supplements thereto. The Sellers shall keep Purchaser informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such proposal, offer, indication or request.
(c)     The Sellers shall (and shall cause the Company and the Subsidiaries and their Representatives to) immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than Purchaser) existing on the date hereof with respect to any potential Acquisition Transaction. The Sellers agree not to (and to cause the Company or the Subsidiaries not to) release any third party from the confidentiality and standstill provisions of any agreement to which the Company or the Subsidiaries is a party.
SECTION 6.13    Information Rights.
For a period of three (3) years following the Closing Date or, in the case of Taxes, until the expiration of the relevant statute of limitations:
(a)the Company and the Company's Subsidiaries (including their respective successors and assigns), agree to use reasonable efforts to provide, or cause to be provided, to a Seller, as soon as reasonably practicable after written request therefore, any information in the possession or under the control of the Company or its Subsidiaries which a Seller reasonably needs (i) to prepare such Seller's annual and interim financial statements, (ii) to comply with reporting, disclosure, filing or other requirements imposed on such Seller (including under applicable securities and Tax Laws) by a Governmental Entity having jurisdiction over such Seller, (iii) for the purpose of reporting to the limited partners of such Seller, or (iv) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar legal or regulatory requirements.
(b)Without limiting the generality of the foregoing, the Company or its Subsidiaries (including their respective successors and assigns), shall use reasonable efforts to cooperate with a Seller's information requests to enable (i) such Seller to meet its timetable for dissemination of its earnings releases, financial statements and management's assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K, and (ii) such Seller's auditors to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable, the audit of such Seller's internal control over financial reporting and management's assessment thereof in accordance with Section 404 of the Sarbanes‑Oxley Act of 2002 and the SEC's and Public Company Accounting Oversight Board's rules and auditing standards thereunder. Purchaser acknowledges that one of the Sellers is a "large accelerated filer" as defined in Rule 12b-2(b) promulgated under the U.S. Securities Exchange Act of 1934, as amended.
(c)The Company or its Subsidiaries (including their respective successors and assigns), agree to use commercially reasonable efforts to retain all such information in its possession or control in accordance with its ordinary course practices.

(d)Each Seller shall maintain in confidence all information provided to such Seller under this section and shall not disclose such information to any third party, except where such disclosure is required by applicable Law and only to the extent required by such Law. In maintaining the confidentiality of the information of the Company or its Subsidiaries, such Seller shall exercise the same degree of care that it exercises with its own confidential information, and in no event less than a reasonable degree of care.
(e)Any out-of-pocket cost or expense incurred by the Company or the Subsidiaries with regard to this Section 6.13 shall be paid for by the requesting Seller.
SECTION 6.14    Non-Solicitation; Confidentiality.
(a)    For a period from the date hereof until the fourth (4th) anniversary of the Closing Date, none of Comverse Holdings, Inc., Comverse Inc. or Comverse Technology, Inc. (together, the “Comverse Sellers”) shall, and they shall cause each of their respective Related Parties not to, create, design, develop or offer for sale any product or service which directly competes with any products or services offered by the Company or the Subsidiaries or currently under development thereby as of the Closing Date (a “Restricted Product”); provided, however, that (i) the Comverse Sellers shall be permitted to modify, customize or enhance any of their products or services to incorporate any functionality or element which may constitute a Restricted Product so long as (A) such modification, enhancement or customization is ancillary or supplemental to such underlying product or service, and (B) such modification, enhancement or customization shall not occur more than five (5) times in any fiscal year , (ii) for purposes of this Section 6.14,Verint Systems Inc. and its subsidiaries shall not be deemed to be a “Related Party” of Comverse Holdings, Inc., Comverse Technology, Inc. or any of their respective Related Parties or in any way or in any other capacity subject to the limitations contained in this Section 6.14 (including upon the consummation of any merger or related transaction between Verint Systems Inc. and its affiliates on the one hand and Comverse Technology, Inc. on the other hand), and (iii) for the avoidance of doubt, this Section 6.14 shall not restrict the acquisition by the Comverse Sellers or their Related Parties, directly or indirectly, of less than 2% of the outstanding capital stock of any publicly traded company engaging in a business which creates, designs, develops or offers for sale any Restricted Product. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the Purchaser, in addition to any other relief available to it, shall be entitled to any equitable relief, including temporary and permanent injunctive relief and enforcement, without the necessity of proving actual damage or posting any bond whatsoever.
(b) For a period from the date hereof to the fourth (4th) anniversary of the Closing Date, the Sellers (and the Company and its Subsidiaries up to the Closing Date) shall not and shall cause their Related Parties not to: (i) cause, solicit, induce or encourage any employees of the Company or its Subsidiaries who are or become employees of Purchaser or its Related Parties to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier, or licensor of the Company or the Subsidiaries (including any existing or former customer of the Company or its Subsidiaries and any Person that becomes a client or customer of the Company or the Subsidiaries after the Closing) or any other Person who has a material business relationship with the Company or the Subsidiaries, to terminate or modify any such actual or prospective relationship; provided, however, that the foregoing shall not prohibit the hiring of any person (A) who responds to any general solicitation, employee search or advertisement, (B) who contacts a Seller or its Related Party on his/her own initiative without any direct or indirect solicitation or encouragement from such Seller or Related Party, other than any general solicitation or advertisement, or (C) whose employment with the Company or any Subsidiary is terminated by the Company or such Subsidiary.
(c)    For a period from the date hereof to the fourth (4th) anniversary of the Closing Date, the Sellers shall not and shall cause their Related Parties and their respective officers, and directors not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or use or otherwise exploit for its own benefit or for the benefit of anyone other than Purchaser, any Confidential Information (as defined below). The Sellers shall not have any obligation to keep confidential (or cause the Company or its officers, directors or Related Parties to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable Law, the Sellers shall, to the extent reasonably possible, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order.
(d)    The covenants and undertakings contained in this Section 6.14 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section will cause irreparable injury to the parties, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, Purchaser will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section. The rights and remedies provided by this Section 6.14 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity. In the event that Purchaser were to seek damages for any breach of this Section, the portion of the consideration delivered to the Sellers hereunder which is attributed by the parties to the foregoing covenant shall not be considered a measure of or limit on such damages.
(e)    The covenants and undertakings contained in this Section 6.14 were entered into as an inducement to the Purchasers to enter into this Agreement and a portion of the Aggregate Purchase Price shall be deemed to have been paid in consideration for the obligations hereunder. Sellers have independently consulted with counsel and after such consultation agree that the covenants set forth in this Section 6.14 are reasonable and proper to protect the legitimate interest of Purchaser.
(f)    Each Seller hereby agrees that the covenants contained in this Section 6.14 shall be construed as a series of separate covenants, one for each country, city, state or any similar subdivision in any geographic area. If, in any judicial proceeding, a court refuses to enforce any such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section are deemed to exceed the time, geographic or scope limitations permitted by applicable Law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable Law.
SECTION 6.15    Merger of the Company and the Purchaser.
As soon as practicable following the date of this Agreement, each of the Company and the Purchaser (including a Dutch entity formed by the Purchaser for purposes hereof (the "SPV")) shall use its commercially reasonable efforts to prepare, deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to, or filed by such party with, the Trade Register in the Netherlands (the "Trade Register") in order to enable the merger of the Company with SPV immediately after the Closing (the "Merger"), subject to the ability of the Company to repay the loan contemplated to be taken by the SPV prior to the Merger. Each of the Company and the Purchaser shall use its commercially reasonable efforts to obtain, make or give, as promptly as practicable after the date of this Agreement, all consents and approvals that may be required in connection with the Merger.
SECTION 6.16    Joinder Agreements.
The Company shall use commercially reasonable efforts to have each shareholder of the Company who is not party to this Agreement execute a Joinder prior to the Closing and shall provide copies of executed Joinders to the Purchaser promptly upon receipt.
SECTION 6.17    Additional Comverse Covenants.
For as long as the TSA is in effect, Comverse Holdings, Inc. shall and shall cause its Related Parties to use commercially reasonable efforts to procure for the Company (i) the ability to purchase or license software from third party software providers, including Oracle, Veritas and RedHat on terms not less favorable to the Company as currently in effect between Comverse Holdings, Inc. or the applicable Related Party and such software vendor and (ii) the ability to purchase SS7 cards from Ulticom Inc., suitable for Comverse Inc.'s CCS platform on terms not less favorable to the Company as currently in effect between Comverse Holdings Inc. or the applicable Related Party and Ulticom without being required to purchase Ulticom's software stack or licenses.
ARTICLE VII
CERTAIN TAX MATTERS
SECTION 7.01     Taxes on Sale.
Each Seller shall be liable for any capital gains Tax, sales Tax or any other Taxes applicable to such Seller which shall be payable in connection with the sale of Shares hereunder by such Seller. In addition, the Sellers shall be liable for any and all transfer, documentary, sales, use, stamp, registration and other similar Taxes incurred by the Sellers or the Company in connection with the transactions contemplated hereby, and the Sellers shall, at their own expense, file all necessary Tax Returns and other documentation in respect of all such transfer, documentary, sales, use, stamp, registration and other similar Taxes incurred by the Sellers or the Company, if required by applicable Law, and the Purchaser will join in the execution of such Tax Returns and other documentation, if required by applicable Law.
SECTION 7.02    Israeli Options Tax Ruling.
As soon as reasonably practicable after the date of this Agreement, the Company shall instruct its advisors and/or accountants to prepare and file with the Israeli Income Tax Authority an application for a ruling confirming that the termination of Company Options contemplated by Section 2.03 will not result in a taxable event with respect to such Company Options, if the proceeds to be paid to the holders of such terminated Company Options are paid to and held by the Trustee pursuant to the terms and conditions of the Tax Ordinance until the end of the statutory holding period or otherwise, in accordance with the terms of such ruling (the "Israeli Options Tax Ruling"). Each of the Purchaser and the Company shall coordinate all activities and cooperate with each other with respect to the Company's preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Option Tax Ruling.
SECTION 7.03. Taxes.
(a)    The Company shall prepare or cause to be prepared and file or cause to be filed, within the time and manner prescribed by law, all Tax Returns of the Company and its Subsidiaries that are required to be filed prior to the Closing Date. All such Tax Returns shall be prepared in a manner consistent with past practice, except as required by applicable Law, and prior to filing, such Tax Returns shall be submitted to the Purchaser 30 days (or such shorter period as is available) prior to the due date for filing thereof (including any applicable extensions) for the Purchaser's review and approval (such approval not to be unreasonably withheld). The Purchaser shall pay the Sellers Representatives (for the benefit of the Sellers to be allocated by the Sellers Representatives among the Sellers based on their Pro Rata Share) an amount equal to any Tax refund received by the Purchaser, the Company or any of its Subsidiaries after the Closing Date with respect to Tax Returns of the Company and its Subsidiaries filed prior to the Closing Date. The Purchaser shall pay such Tax refunds to the Sellers Representatives (for the benefit of the Sellers) within five Business Days of receiving such Tax refunds. Notwithstanding anything to the contrary contained in this Agreement, the Sellers shall not file any amended Tax Return relating to the Company (or otherwise change such Tax Return or make an election) with respect to periods ending on or prior to the Closing Date, which could affect the Company after the Closing Date, without the written consent of the Purchaser, which consent shall not be unreasonably withheld.
(b)    Intentionally Omitted
(c)    The Purchaser, the Sellers and the Company shall reasonably cooperate, and shall cause their respective directors, officers, employees and agents reasonably to cooperate, and shall use commercially reasonable efforts to cause their respective agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns for any taxable year or taxable period that ends on or before the Closing Date; and in resolving all disputes and audits with respect to such periods, including maintaining and making available to each other all records necessary in connection with such Tax Returns, disputes or audits.
(d)    The Sellers Representatives shall have the right to represent the Company and the Subsidiaries with respect to any claim for Taxes, including, without limitation, notice of a pending or threatened audit, by any taxing authority in writing arising out of a Tax Return referenced in Section 7.03(c) or relating exclusively to a period ending prior to the Closing Date; provided, however, if the result of such claim involves an issue that recurs in taxable periods of the Company or the Subsidiaries ending after the Closing Date or otherwise could adversely affect the Purchaser or any of the Company or the Subsidiaries for any taxable period ending after the Closing Date, then the Purchaser and the Company, as applicable, shall have the right to represent the Company and the Subsidiaries with respect to such claim and there shall be no settlement with respect thereto without the consent of the other party hereto, which consent shall not be unreasonably withheld or delayed.
SECTION 7.04    Tax Sharing Agreements.
All Tax-sharing agreements or similar agreements with respect to or involving the Company, other than agreements (i) between the Company and one or more of its Subsidiaries, or (ii) between the two Subsidiaries, shall be terminated prior to the Closing Date, and after the Closing Date the Company shall not be bound thereby or have any Liability thereunder.
ARTICLE VIII
CONDITIONS TO CLOSING
SECTION 8.01     Conditions to Obligations of the Sellers.
The obligations of each Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
(a)    Accuracy of Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct in all material respects, when made and as of the Closing, as though made on and as of the Closing, except to the extent that any such representations and warranties are expressly made as of an earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date;
(b)    Compliance with Agreements. The Purchaser shall have performed or complied with in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing;
(c)    Officer Certificate. The Purchaser shall have delivered to the Seller or a representative of the Sellers a certificate, dated as of the Closing Date, signed by a duly authorized officer of the Purchaser, certifying as to the satisfaction of the conditions specified in Sections 8.01(a) and 8.01(b);
(d)    Legal Proceedings. No Legal Proceedings shall have been instituted or threatened or claim or demand made against the Sellers, the Company or the Subsidiaries, or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Governmental Order of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and
(e)     Required Consents and Approvals. The Purchaser, the Company and the Sellers, as applicable, shall have received the authorizations, consents, orders and approvals set forth in Section 8.01(e) of the Disclosure Schedule.
SECTION 8.02     Conditions to Obligations of the Purchaser.
The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
(a)    Representations and Warranties of the Company. The representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects, when made and as of the Closing as though made on and as of the Closing, except to the extent that any such representations and warranties are expressly made as of an earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date;
(b)    Representations and Warranties of the Sellers. The representations and warranties of the Sellers contained in this Agreement shall have been true and correct in all material respects, when made and as of the Closing as though made on and as of the Closing, except to the extent that any such representations and warranties are expressly made as of an earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date;
(c)    Compliance with Agreement. (i) The Company shall have performed or complied with in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Company on or prior to the Closing; and (ii) each Seller shall have performed or complied with in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by such Seller on or prior to the Closing;
(d)    Officer Certificate. (i) The Company shall have delivered to the Purchaser a certificate, dated as of the Closing Date, signed by a duly authorized officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 8.02(a) and 8.02(c)(i); and (ii) each Seller shall have delivered to the Purchaser a certificate, dated as of the Closing Date, signed by a duly authorized officer of such Seller (or, if Seller is an individual, by such Seller himself or herself), certifying as to the satisfaction of the conditions specified in Sections 8.02(b) and 8.02(c)(ii);
(e)    Legal Proceedings. No Legal Proceedings shall have been instituted or threatened or claim or demand made against the Sellers, the Company or the Subsidiaries, or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Governmental Order of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
(f)    Required Consents and Approvals. The Purchaser, the Company and the Sellers, as applicable, shall have received the authorizations, consents, orders and approvals set forth in Section 8.01(e) of the Disclosure Schedule;
(g)    Resignations. All of the managing directors of the Company and directors of each Subsidiary shall have executed and delivered to the Purchaser written resignations effective as of the Closing, except for such Persons, if any, as shall have designated in writing by the Purchaser to the Company prior to the Closing;
(h)    No Other Shareholders. Since the date of this Agreement, neither the Company nor the Subsidiaries shall have issued, without the consent of the Purchaser, any Shares, Company Options or any other equity interests or rights to acquire equity interests in the Company, and no other Person other than the shareholders listed in Exhibit A shall have acquired or shall own, of record or beneficially, any shares of the Company or any Subsidiary, except as a result of exercise of Company Options listed on Section 3.03(b) of the Disclosure Schedule or upon the conversion of the Class A Shares or Class B Shares;
(i)     Material Adverse Effect. Since the date of the Agreement, no Material Adverse Effect shall have occurred and be continuing;
(j)    Continuing Employees. At least 75% of the employees of the Company or Subsidiary, as applicable, on the date hereof shall remain employees of the Company;
(k)    Indemnity Escrow Agreement. The Purchaser and each of the Sellers shall have entered into and executed the Indemnity Escrow Agreement;
(m)    Intercompany Cash Flow. (x) Swiss Sub shall have repaid to the Company the aggregate amount of its outstanding debt due to the Company as of the Closing Date; then, (y) Israel Sub shall have distributed to the Company a dividend in the amount equal to the aggregate amount of distributable cash in the Israel Sub on the date immediately prior to the Closing Date; and then (z) Swiss Sub shall have made a capital contribution to the Company in the amount of $2.5 million; provided, however, that the amounts set forth above shall not exceed the Aggregate Purchase Price, minus $60 million (collectively, the "Upstream Distribution");
(n)    Founders Debt.    All outstanding amounts owed to the Company set forth in Section 3.17 of the Disclosure Schedule under the heading "Transactions with Founders" shall have been repaid on or prior to the Closing Date, it being agreed that such repayment shall be made by way of setoff of such amounts against the amount such persons are eligible to receive from the Aggregate Purchase Price:
(o)    Merger of the Company and the Purchaser. Not less than 30 days shall have passed from the date the Company and the Purchaser shall have filed with the Trade Register their intent to consummate the Merger and either (i) no creditor of the Company shall have filed with the authorized Dutch court an objection to the consummation of the Merger within such 30 day objection period or (ii) an objection to the consummation of the Merger was filed by a creditor of the Company with the authorized Dutch court within such 30 day objection period, and such court rejected such objection and/or approved the consummation of the Merger; and
(p)    Joinder Agreements. The Sellers, together with any Company shareholders that executed Joinders prior to Closing, hold Shares which represent in the aggregate at least 95% of the issued and outstanding share capital of the Company.
ARTICLE IX
INDEMNIFICATION
SECTION 9.01    Survival.
All representations and warranties of the parties hereto contained in this Agreement, or in any certificate or other writing delivered pursuant hereto or in connection herewith, shall survive the Closing for a period of eighteen (18) months; provided, however, that (i) the representations and warranties of the Company set forth in Section 3.15 shall survive the Closing for a period of 2 years and (ii) the representations and warranties of the Company set forth in Sections 3.01, 3.03, 3.05 and 3.20, the representations of the Sellers in Sections 4.01, 4.02, 4.05 and 4.07 and the representations of the Purchaser in Section 5.01 shall survive the Closing until thirty (30) days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof (in each case as applicable, the "Survival Date"). All covenants and agreements of the parties hereto contained in this Agreement which by their terms are required to be performed on or before the

Closing, shall survive the Closing for a period of eighteen months. All covenants and agreements of the parties hereto contained in this Agreement which by their terms require performance after the Closing shall survive the Closing and shall remain in full force and effect for the respective periods set forth herein, and if no period is set forth herein with respect to any covenant or agreement, then such covenant or agreement shall survive the Closing and remain in full force and effect until fully performed. If written notice of an Indemnification Claim (as defined below) has been delivered in accordance with the terms of this Agreement before the expiration of the applicable Survival Date, the representations, warranties, covenants or agreements relevant to such Indemnification Claim shall survive as to such indemnification claim until such indemnification claim has been finally resolved in accordance with the procedures set forth herein.
SECTION 9.02    Indemnification by the Sellers.
(a)    General. Subject to the limitations set forth in this Article IX:
(i)    each of the Sellers shall, jointly and severally, indemnify the Company, the Purchaser and their respective directors, officers, successors and assigns (each, a "Purchaser Indemnitee") against, and hold them harmless from, any loss, obligation, liability, claim, damage or expense (including reasonable legal fees and expenses) (collectively, "Losses"), sustained, based on, arising out of or resulting from:
(A)    any breach of any representation or warranty in Article III; and
(B)    50% of any payment due from the Company in respect of "Provision for uncertain tax positions" set forth on the balance sheet as of January 31, 2012 included in the Financial Statements in respect of the disclosures set forth in Section 3.19(b) and Section 3.26 of the Disclosure Schedule, and Section 4(e) of the agreement referred to in Section 3.16(g) of the Disclosure Schedule; and
(C)    any breach of or non-compliance with any covenant or agreement of the Company contained in this Agreement; and
(D)    any Loss relating to, sustained, based on, arising out of or resulting from the fact that any current or former employee or consultant of the Company or any Subsidiary has not signed a proprietary information confidentiality and assignment agreement, shall also be deemed to be a Loss; and
(E)    any Tax Liability relating to, sustained, based on, arising out of or resulting from the Upstream Distribution.
(ii)     each of the Sellers shall, severally and not jointly, indemnify the Purchaser Indemnitees from any Losses sustained, based on, arising out of or resulting from:
(A)    any breach of any representation or warranty of such Seller contained in Article IV: and
(B)    any breach of or non-compliance with any covenant or agreement of such Seller contained in this Agreement.
(b)    Deductible; Basket. None of the Sellers shall have any liability under Section 9.02(a)(i)(A), (B) and (D) and (ii)(A) unless a Purchaser Indemnitee has suffered Losses relating to representations and warranties set forth in Articles III and IV that in the aggregate are in excess of $1,000,000, (the “Basket”) and, in such event, the indemnifying party shall be required to pay the entire amount of all such Losses provided, however, that such amount shall be calculated without giving effect to any qualifications with respect to materiality or Material Adverse Effect contained herein; and provided, further, that none of the Sellers shall have any liability under Section 9.02(a)(i)(A) and (ii)(A) for any individual items where the Loss relating thereto is less than $20,000 (the "Threshold").
(c)    Notwithstanding the foregoing, in no event shall any Seller be liable in respect of any Claim under this Agreement for any amount in excess of the total aggregate cash proceeds received by such Seller from the Purchaser pursuant to this Agreement. Unless otherwise agreed among the Sellers in writing, in the event that a Seller shall have liability under Section 9.02(a)(i) for more than its Pro Rata Share of any Loss, such Seller shall be entitled to be promptly reimbursed on demand from each other Seller proportionately to its Pro Rata Share an aggregate amount equal to such excess, together with any costs and expenses reasonably incurred by such Seller in collecting such reimbursement amount, such that the Sellers shall each bear their Pro Rata Share of any liability under 9.02(a)(i). The "Pro Rata Share" of each Seller shall be as set forth in Section 9.02 of the Disclosure Schedule.

(d)    Limitations. Notwithstanding anything in this Agreement to the contrary, no Seller shall have any liability to Purchaser for any breach of any covenant, agreement, representation or warranty contained in this Agreement by any of the other Sellers. The Sellers shall have no recourse against the Company or its Subsidiaries or their respective directors, officers, employees, agents, attorneys, representatives, assigns or successors for any Indemnification Claims asserted by Purchaser Indemnitees.
(e)    Insurance Policies and Taxes. The amount of any Loss for which indemnification is provided under this Article IX shall be net of any amounts actually recovered by the Indemnified Party (as defined in Section 9.04) under insurance policies with respect to such Loss, provided that nothing herein shall obligate the Purchaser to actively seek such reimbursement.
SECTION 9.03     Indemnification by the Purchaser.
(a)    Subject to the limitations set forth in this Article IX, the Purchaser shall indemnify each of the Sellers and their respective directors, officers, successors and assigns (each, a "Sellers Indemnitee") against, and hold them harmless from, any Losses, as incurred, to the extent arising out of or resulting from:
(i)    any breach of any representation or warranty of the Purchaser that is contained in this Agreement; and
(ii)    any breach of any covenant of the Purchaser that is contained in this Agreement.
(b)    Deductible; Basket. Purchaser shall not have any liability under Section 9.03(a)(i) unless the Sellers Indemnitees, in the aggregate, have suffered Losses that in the aggregate are in excess of the Basket; and, in such event, the Indemnifying Party shall be required to pay the entire amount of all such Losses; provided, however that such amount shall be calculated without giving effect to any qualifications with respect to materiality or Material Adverse Effect contained herein; and provided, further, that in any event, the maximum amount for which Purchaser shall be liable in the aggregate under Section 9.03(a)(i) in the aggregate shall not exceed the Aggregate Purchase Price.
SECTION 9.04    Manner of Indemnification.
(a)    Claims of indemnification made under this Article IX (an "Indemnification Claim") may be made only in accordance with the provisions of this Article IX.
(b)    In the event an Indemnification Claim arises and the amount of Loss in respect thereof has not yet been determined, a good faith reasonable estimate of such Loss shall be made by the Indemnified Party.
SECTION 9.05    Notice of Claims.
(a)    Each party entitled to indemnification under this Article IX (each, an "Indemnified Party") seeking indemnification hereunder shall give a notice (a "Claim Notice") to the party from whom indemnification is sought (either the Sellers Representatives (in the case of a Purchaser Indemnitee) or Purchaser (in the case of a Sellers Indemnitee), the "Indemnifying Party"), specifying in reasonable detail the facts giving rise to any Indemnification Claim and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such Indemnification Claim, and a reference to the provision of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such Indemnification Claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the Indemnified Party has actual knowledge that the action or suit is commenced.
(b)    The Indemnifying Party shall have 30 Business Days after the receipt of any Claim Notice pursuant hereto to provide such Indemnified Party with notice that it disagrees with the amount or method of determination set forth in the Claim Notice (the "Disagreement Notice"). The Indemnified Party shall provide the Indemnifying Party with such information with respect to such Claim Notice as the Indemnifying Party reasonably requests. If the Indemnifying Party delivers a timely Disagreement Notice, the parties shall resolve such conflict in accordance with the procedures set forth in Section 9.05(c).
(c)    If the Indemnifying Party shall have timely provided a Disagreement Notice, the parties will attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the parties should so agree, a memorandum setting forth such agreement will be prepared and signed by Purchaser and the Sellers Representatives. In the event the parties shall fail to reach an agreement within 30 Business Days after the date on which the Indemnified Party received a Disagreement Notice, the dispute shall be resolved in accordance with the provisions of Article XI.
SECTION 9.06     Third Party Claims.
(a)    If an Indemnified Party receives notice or becomes aware of any claim, action, suit, proceeding or demand asserted by a third party (a "Third Party Claim") that the Indemnified Party believes, in good faith, may result in a demand by it for indemnification pursuant to this Article IX, such Indemnified Party shall promptly give notice in writing of such Third Party Claim to the Indemnifying Party, setting forth in reasonable detail the facts and circumstances pertaining thereto and the basis for the Indemnified Party's right to indemnification. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.
(b)    The Indemnifying Party shall have 20 Business Days (the "Notice Period") after receipt of such notice to notify the Indemnified Party that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify with respect to such Third Party Claim and desires to undertake the conduct and control, through counsel of its own choosing, which must be reasonably satisfactory to the Indemnified Party, and at its own expense, the settlement or defense thereof, provided that the indemnifying party shall have acknowledged in writing to the Indemnified Party its unqualified obligation to indemnify the Indemnified Party as provided hereunder. The Indemnified Party is hereby authorized (but not obligated), prior to and during the Notice Period, to use commercially reasonable efforts to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall, based on the opinion of its counsel (which may be in-house counsel), deem necessary or advisable to protect the Indemnified Party's interests and shall provide an advance notice to the Indemnifying Party thereof. If the Indemnifying Party assumes control of the defense of such claim, the Indemnified Party may participate in such settlement or defense through counsel chosen by such Indemnified Party and paid at its own expense, provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable. The Indemnified Party shall not pay or settle any such claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that it elects to undertake the defense thereof, the Indemnified Party shall have the right to undertake, at the Indemnifying Party's cost, risk and expense, the defense, compromise or settlement of the Third Party Claim, but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), unless the judgment or proposed settlement (x) involves only the payment of money damages against which the Indemnified Party is fully indemnified by the Indemnifying Party, (y) does not impose an injunction or other equitable relief upon the Company or Indemnified Party, including any restrictions on the Company or the Indemnified Party's ability to operate or compete, and (z) does not involve a finding or admission of any violation of Law or other wrongdoing by the Company or the Indemnified Party. If the Third Party Claim relates to the Intellectual Property of the Company, then the Purchaser and the Company, as applicable, shall have the right to represent the Company and the Subsidiaries with respect to such claim and there shall be no settlement with respect thereto without the consent of the Sellers Representatives, which consent shall not be unreasonably withheld or delayed; provided, however, that if the amount of damages sought with respect to such Third Party Claim (in the reasonable judgment of the Seller Representatives) exceeds the amount the then available Indemnity Escrow Amount, then such Third Party Claim shall be jointly controlled by the Purchaser and the Company, as applicable, on the one the hand, and the Seller Representatives, on the other.
(c)    The parties hereto shall cooperate in the defense or prosecution of any Third Party Claim, including providing reasonable access to documents and personnel to assist in the defense or prosecution of such Third Party Claim.
SECTION 9.07     Payment of Indemnification.
After any final judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the expiration of the time in which to appeal therefrom (without an appeal being filed), or a settlement shall have been consummated in accordance with the terms of Article IX, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to the payment of an Indemnification Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party and the Indemnity Escrow Agent (if the Indemnified Party is a Purchaser Indemnitee) written notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party or, if the Indemnified Party is a Purchaser Indemnitee, the Indemnity Escrow Agent shall, subject to the terms of the Escrow Indemnity Agreement, be required to pay all of the sums so due and owing to the Indemnified Party by wire transfer of immediately available funds within ten (10) Business Days after the date of such written notice.

SECTION 9.08     Additional Limitations.
(a)    The Sellers shall have no recourse against the Company or its Subsidiaries or their respective directors, officers, employees, Related Parties, agents, attorneys, representatives, assigns or successors for any Claims asserted by Purchaser Indemnities. Notwithstanding anything herein to the contrary, in no event shall any Indemnifying Party be liable to any Indemnified Party for any consequential, indirect, incidental, punitive (other than fines or other similar administrative payments), exemplary or special damages, or a diminution in value, in particular, but without limitation, no "multiple of profits" or "multiple of cash flow" or similar valuation methodology shall be used in calculating the amount of Losses, for any breach or default under, or any act or omission arising out of or in any way relating to, this Agreement or the transactions contemplated hereby, provided, however, that Losses in the form of diminution in value, in particular, but without limitation, "multiple of profits" or "multiple of cash flow" or similar valuation methodology resulting or arising from a breach of Section 3.11 hereof with respect to the Financial Statements may be used in calculating the amount of such Losses.
(b)    The failure of the Indemnified Party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the Indemnifying Party's obligations with respect thereto except to the extent that the Indemnifying Party can demonstrate actual loss and prejudice as a result of such failure.
(c)    Notwithstanding anything herein to the contrary, the Company and the Sellers shall have no liability to any Purchaser Indemnitee for Losses which arise as a result of: (i) any act or omission of any Purchaser Indemnitee having as its purpose the precipitation of a claim for indemnification hereunder, (ii) any changes in accounting methods or policies after the Closing or (iii) the granting of any extensions or waivers with respect to any statute of limitations applicable to claims which might be made against any Purchaser Indemnitee, unless the Purchaser has consulted with the Sellers Representatives with respect to such extension or waiver.
SECTION 9.09     Assignment of Claims.
If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to Section 9.02 or Section 9.03 and the Indemnified Party could have recovered all or a part of such Losses from a third party based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against such third party as are necessary to permit the Indemnifying Party to recover from such third party the amount of such payment.
SECTION 9.10    Characterization of Indemnification Payments.
Any indemnification payment made pursuant to this Article IX shall be treated as an adjustment to the Aggregate Purchase Price for Tax purposes.
SECTION 9.11     Effective After Closing; Exclusive Remedy; Liability Cap.
(a)    This Article IX shall not be effective until after the Closing.
(b)    From and after the Closing, the Purchaser and the Sellers hereby acknowledge and agree that, except in the case of fraud or willful misconduct, their respective sole and exclusive remedy for monetary damages with respect to any and all claims against the other party and its affiliates for breach of any covenant, agreement, representation or warranty contained in this Agreement, shall be pursuant to the indemnification provisions contained in this Article IX and shall be in lieu of any rights the parties may have under Law with respect thereto.
(c)     Notwithstanding anything to the contrary, the maximum amount for which any party shall be liable under this Article IX shall be as follows: (i) for breach of any representation or warranty contained in Article III of this Agreement, the maximum amount for which the Sellers shall be liable under Section 9.02(a) shall be the Indemnity Escrow Amount, except that with respect to the breach of the representations and warranties contained in (A) Sections 3.01, 3.03 and 3.05, for which the maximum amount for which each Seller shall be liable under Section 9.02(a) shall be such Seller's Pro Rata Share of the Net Purchase Price and (B) Section 3.20, for which the maximum amount for which each Seller shall be liable under Section 9.02(a) shall be 50% of such Seller's Pro Rata Share of the Net Purchase Price; (ii) for breach of any representation or warranty contained in Article IV of this Agreement, the maximum amount for which such breaching Seller shall be liable under Section 9.02(a) shall be such breaching Seller's Pro Rata Share of the Net Purchase Price; (iii) for breach of any representation or warranty contained in Article V of this Agreement, the maximum amount for which the Purchaser shall be liable under Section 9.03(a) shall be the Net Purchase Price, and, in each such case, shall be in lieu of any rights the parties may have under Law with respect thereto; and (iv) the maximum amount for which each Seller shall be liable under Section 9.02(a)(i)(B) or (D) shall be the Indemnity Escrow.
SECTION 9.12    Sellers Representatives.
(a)    Each Seller hereby appoints, authorizes and empowers Shefali A. Shah and Azini Services LLP, acting together (such persons and any successor or successors to such persons in such capacity being the "Sellers Representatives"), to act as representatives and as the exclusive agents and attorneys-in-fact of such Seller, and the Sellers Representatives are hereby authorized and empowered to act on behalf of such Seller and to take any and all actions required or permitted to be taken by the Sellers Representatives under this Agreement, with respect to any claims made by the Purchaser or the Sellers for indemnification pursuant to this Article IX of this Agreement, including, without limitation, to: (i) execute any agreement or instrument required to be executed and delivered by the Sellers Representatives under this Agreement, (ii) resolve any indemnification claims under this Article IX, including decisions relating to the defense and/or settlement of any claims for which any Purchaser Indemnitee may claim to be entitled to indemnity pursuant to this Article IX, and (iii) otherwise to act on behalf of such Seller in all respects with respect to this Agreement, including the amendment or termination thereto. All decisions and actions by the Sellers Representatives shall be binding upon such Seller, and such Seller shall not have the right to object to, dissent from, protest or otherwise contest the same.
(b)    The Sellers Representatives shall at all times act in their capacity as Sellers Representatives in a manner that the Sellers Representatives believe in good faith to be in the best interests of the Sellers. The Sellers Representatives shall not be liable to any Person for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement, except in the case of its gross negligence or willful misconduct (which shall be deemed not to exist if the Sellers Representatives acted in good faith). The Sellers Representatives may in their discretion consult with legal counsel, independent public accountants and other experts selected by them and shall not be liable for any action taken or omitted to be taken in good faith by them in accordance with the advice of such counsel, accountants or experts. The Sellers Representatives shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement. As to any matters not expressly provided for in this Agreement, the Sellers Representatives shall not be required to exercise any discretion or take any action. The Sellers shall, severally and not jointly, based on their Pro Rata Share, indemnify, defend and hold the Sellers Representatives harmless against any Losses that may be incurred as such Losses are incurred by the Sellers Representatives and arising out of or in connection with the acceptance or administration of the Sellers Representatives' duties hereunder. The Sellers shall be responsible for, and shall reimburse the Sellers Representatives, based on their Pro Rata Share, upon demand, for, all reasonable expenses, disbursements and advances incurred or made by the Sellers Representatives in accordance with any of the provisions of this Agreement. The indemnification and reimbursement of costs and expenses obligations of the Sellers to the Sellers Representatives pursuant to this Section 9.12 shall remain in full force and effect following the appointment of a new Sellers Representative or termination of this Agreement for any reason. If any of the Sellers Representatives shall be unable or unwilling to serve in such capacity, his, her or its successor who shall serve and exercise the powers of the Sellers Representatives hereunder shall be appointed by a written instrument signed by (i) the Seller that holds all the Class A Shares issued and outstanding immediately prior to the Closing and (ii) Sellers that hold a majority of the Class B Shares issued and outstanding immediately prior to the Closing.
(c)    Each Seller hereby agrees that (i) the provisions of this Section 9.12 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies such Seller may have in connection with the transactions contemplated by this Agreement, (ii) the remedy at law for any breach of the provisions of this Section 9.12 would be inadequate, (iii) such Seller shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if such Seller brings an action to enforce the provisions of this Section 9.12 and (iv) the provisions of this Article IX shall be binding upon such Seller and the successors and assigns of such Seller.
(d)    Any notice or communication delivered by the Purchaser to the Sellers Representatives shall, as between the Purchaser, on the one hand, and the Sellers, on the other hand, be deemed to have been delivered to all Sellers. The Purchaser shall be entitled to rely exclusively upon any communication or writings given or executed by the Sellers Representatives in connection with any claims for indemnity and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Sellers Representatives. The Purchaser shall be entitled to disregard any notices or communications given or made by the Sellers in connection with any claims for indemnity unless given or made through the Sellers Representatives.

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER
SECTION 10.01     Termination.
This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:
(a)    by either the Sellers Representatives or the Purchaser if the Closing shall not have occurred by October 19, 2012; provided, however, that the right to terminate this Agreement under this Section 10.01(a) shall not be available (i) to the Purchaser until December 31, 2012 in the event a creditor objected to the consummation of the Merger and the Sellers Representatives notified the Purchaser that the Company intends to contest such creditor objection in the authorized court; and (ii) to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
(b)    by either the Purchaser or the Sellers Representatives in the event that any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;
(c)     by the Purchaser if the Company or a Seller shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within 10 Business Days following receipt by such other party of written notice of such failure to comply;
(d)    by the Sellers Representatives if the Purchaser shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within 10 Business Days following receipt by such other party of written notice of such failure to comply;
(e)    by (i) the Purchaser if there has been a breach of a representation or warranty of the Company or a Seller that gives rise to a failure of the fulfillment of a condition of the Purchaser's obligations to consummate the transactions contemplated by this Agreement pursuant to Section 8.02; or (ii) by the Sellers Representatives if there has been a breach of a representation or warranty of the Purchaser that gives rise to a failure of the fulfillment of a condition of the Sellers obligations to consummate the transactions contemplated by this Agreement pursuant to Section 8.01, in each case, which breach has not been cured within 10 Business Days following receipt by the breaching party of written notice of the breach;
(f)     by written notice from Purchaser to the Sellers Representative that a Material Adverse Effect shall have occurred and continues to exist, which Material Adverse Effect has not been cured within 10 Business Days following receipt by the Sellers Representative of written notice of the occurrence of such Material Adverse Effect; or
(g)    by the mutual written consent of the Sellers Representatives and the Purchaser.
SECTION 10.02     Effect of Termination.
In the event of termination of this Agreement as provided in Section 10.01, (i) written notice of such termination and abandonment shall forthwith be given to the other parties hereto and this Agreement shall terminate and the transactions contemplated hereby shall be terminated without further action, (ii) except to the extent necessary for any legal proceeding or as otherwise required by Law, the Purchaser shall promptly return all documents and other materials received from or on behalf of the Sellers, the Company and any Subsidiary relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to Sellers, and all Confidential Information (as such term is used in the Confidentiality Agreement) received by the Purchaser or its Advisors shall be dealt with in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement, and (iii) this Agreement shall terminate and the transactions contemplated hereby shall be terminated without further action and there shall be no obligation on the part of any party hereto except (a) Section 6.03 (Confidentiality), Section 6.04 (Press Releases), Section 6.05 (Non-Solicitation of Employees), Article XI (Miscellaneous) and this Section 10.02 shall survive the termination of this Agreement; and (b) nothing herein shall relieve any party from Liability, including costs and expenses incurred by the non-breaching party relating to the Transaction that has been terminated, arising from any prior breach by such party of any provision of this Agreement.

SECTION 10.03    Amendment.
This Agreement may not be amended or modified except by an instrument in writing signed by the Sellers Representatives (on behalf of each of the Sellers), the Company and the Purchaser.
SECTION 10.04     Waiver.
Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document or certificate delivered by the other parties pursuant hereto or (c) waive compliance with any of the agreements of the other parties or conditions to such party's obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party against whom the waiver is to be effective. Any waiver by a party hereto of any provision of this Agreement or of any breach of such provision shall not be construed as a waiver of any subsequent breach or a subsequent waiver of such provision, or a waiver of any other provision of this Agreement. No failure of any party to assert any of its rights hereunder shall constitute a waiver of any of such rights.

ARTICLE XI
GENERAL PROVISIONS
SECTION 11.01    Notices.
All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied, sent by overnight courier, or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.
(a)     if to the Purchaser:

Fortissimo Capital Fund
14 Hamlacha Street, Park Afek,
Rosh Haayin Israel 48091
Attention: Marc Lesnick
Fax number: 972-3-915-7411

with a copy (which shall not constitute notice) to:

Gornitzky & Co.
Rothschild Blvd. 45
Tel Aviv 65784 Israel
Fax Number: 972-3-560-6555
Attn: Chaim Friedland and Benjamin Waltuch

(b)     if to the Company:

Starhome B.V.
c/o United International Management B.V.
Strawinskylaan 411 (WTC, Tower A, 4th floor)
P.O. Box 79141
1070 ND, Amsterdam
The Netherlands
Attention:     Starhome B.V. Chief Executive Officer
Mr. Robert Stroeve
Fax number: +31 (0)20 575 2726

with a copy (which shall not constitute notice) to:

Naschitz, Brandes & Co.
5 Tuval Street
Tel-Aviv, 67897

Israel
Attention: Tuvia J. Geffen
Facsimile: +972-3-623-5005

(c)
if to a Seller or the Sellers Representatives, to the address for such Sellers Representatives set forth below , and in the case of the Sellers, the signature block for such Sellers as on the signature pages hereto,

Shefali A. Shah
Comverse Technology, Inc.
810 Seventh Avenue
New York, NY 10019
Facsimile: (212) 739-1094

Azini Services LLP (Registered number OC353608)
6 Avery Close
Finchampstead
Wokingham
Berkshire
RG40 3SQ
United Kingdom

With a copy (which shall not constitute notice) to:

Curtis, Mallet-Prevost, Colt & Mosle LLP
101 Park Avenue
35th Floor
New York, NY 10178
Attention: Evan S. Borenstein, Esq.
Facsimile: (212) 697-1559

Mayer, Brown International
LLP201 Bishopsgate London EC2M 3AF
United Kingdom
Attention: David Bates
Fax: +44 20 3130 3429

Naschitz, Brandes & Co.
5 Tuval Street
Tel-Aviv, 67897
Israel
Attention: Tuvia J. Geffen
Facsimile: +972-3-623-5005
All such notices, requests and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery; (b) in the case of a facsimile transmission, when the party receiving such copy during normal business hours shall have confirmed receipt of the communication (and if received at other times, then at the start of the next Business Day); (c) in the case of overnight courier service, on the next Business Day; (d) in the case of registered or certified mail, on the earlier of receipt or three (3) Business Days after the registration or certification thereof.
SECTION 11.02     Severability.
If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid by a Governmental Entity with competent jurisdiction, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is held invalid, shall not be affected thereby, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable. Upon a determination that one or more of the provisions contained herein is invalid, illegal or unenforceable in any respect, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.
SECTION 11.03    Entire Agreement.
This Agreement (including the Exhibits, Disclosure Schedule and other documents referred to herein) and the Confidentiality Agreement represent the entire understanding of the parties hereto with reference to the subject matter contemplated hereby and thereby and supersede any and all other oral or written agreements or understandings heretofore made with respect to such subject matter.
SECTION 11.04     Assignment.
Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto and any purported assignment in violation of this Section 11.04 shall be null and void, provided, that all or any of the rights of Purchaser or any Seller hereunder may be assigned (A) to any entity which controls, is controlled by or is under common control with such party, or (B) to such party's limited partners, or general partners and to affiliated limited partnerships managed by the same management company or managing general partner or by an entity which controls, is controlled by, or is under common control with, such management company or managing general partner; provided, however, that (1) the assignment by Purchaser of all or any of its rights hereunder shall be conditioned upon the Purchaser (or such other entity agreed to by the Sellers's Representatives in their sole discretion) providing a full and unconditional guarantee to all obligations of the assignee hereunder and (2) each of Comverse Holdings Inc. and Comverse Technology, Inc. may, at any time prior to, on or following the Closing, assign to Comverse, Inc. all of their respective rights, title and interest in, to and under this Agreement and each other Transaction Document to which it is a party upon the execution and delivery by Comverse, Inc. of a joinder to this Agreement and each such Transaction Document in the form of Exhibit C hereto, and following such assignment, each of Comverse Holdings Inc. and Comverse Technology, Inc. shall be fully and finally released from all of their respective duties, obligations, liabilities and responsibilities under this Agreement and each other Transaction Document to which it is a party and neither Comverse Holdings Inc. nor Comverse Technology, Inc. shall have any liability to any other party hereto with respect to the transactions contemplated hereunder or thereunder. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
SECTION 11.05     No Third Party Beneficiaries.
Except as expressly provided in Article IX (with respect to indemnification of Persons who are not a party hereto), this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights hereunder.
SECTION 11.06     Governing Law.
This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel without giving effect to the choice of law principles of such state that would require or permit the application of the laws of another jurisdiction.
SECTION 11.07.     Jurisdiction; Forum; Specific Performance.
(a)Each of the parties hereto consents to the exclusive jurisdiction of the courts of Tel-Aviv, Israel, and irrevocably agrees that all actions or proceedings relating to this Agreement or any agreement or instrument executed hereunder shall be litigated in such courts, and each of the parties waives any objection which it may have based on improper venue or forum non conveniens to the conduct of any such action or proceeding in any such court and waives personal service of any and all process upon it, and consents to all such service of process made in the manner set forth in Section 11.01.
(b)Each party recognizes and acknowledges that a breach of its covenants and obligations in this Agreement would cause irreparable loss and damage to the other party as to which that party would not have an adequate remedy at law and for which monetary damages alone would not suffice. Accordingly, each party agrees that the parties shall be entitled to specific performance of the terms of this Agreement, and to seek and obtain an injunction or other equitable remedy as a remedy for (or to prevent) any breach of this Agreement. Each party further agrees that the parties shall be entitled to the entry of an order by an appropriate court located in Tel Aviv, Israel, to enforce any specific performance, injunctive or other equitable remedy granted, in addition to any other remedy to which that party may be entitled, at Law or in equity. No party shall be required to post any bond or prove damages as a condition to seeking or obtaining specific performance, an injunction or other equitable relief or to obtain the entry of any such order in an appropriate court located in Tel Aviv, Israel.
SECTION 11.08    Counterparts.
This Agreement may be executed in two or more counterparts, each of which when executed and delivered to the other parties shall be deemed to be an original but all of which together shall constitute one and the same instrument. A facsimile or scanned signature of this Agreement shall be valid and have the same force and effect as a manually signed original.
SECTION 11.09    Payment of Company Transaction Expenses.
Prior to the Closing, the Company shall pay all expenses incurred by the Company or any Subsidiary in connection with the negotiation of the Transaction Documents or consummation of the transactions contemplated thereby.
[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Purchaser, the Company, each of the Sellers and each of the Sellers Representatives have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Fortissimo capital fund ii (israel), l.p.
by: fortissimo capital ii gp, lp
its general partner
by: fortissimo capital 2 management (gp) ltd
its general partner

By: /s/ Yuval Cohen______________________
Name: Yuval Cohen
Title: Director and CEO

Fortissimo capital fund III (israel), l.p.
by: fortissimo capital iii gp, lp
its general partner
by: fortissimo capital 3 management (gp) ltd
its general partner

By: /s/ Yuval Cohen______________________
Name: Yuval Cohen
Title: Director and CEO

Fortissimo capital fund III (Cayman), l.p.
by: fortissimo capital iii gp, lp
its general partner
by: fortissimo capital3 management (gp) ltd
its general partner

By: /s/ Yuval Cohen______________________
Name: Yuval Cohen
Title: Director and CEO

Starhome B.V.

By: /s/ Eitan Achlow_____________________
Name: Eitan Achlow
Title: CEO

Sellers (Common Shares):

Comverse Technology, Inc.

By: /s/ Shefali Shah______________________
Name: Shefali Shah
Title: SVP, General Counsel
Address: 810 Seventh Avenue, 32nd Floor, NY, New York 10019
Fax Number: 212-739-1001

Wolfman Vernia Ltd.

By:____________________________
Name:
Title:
Address:
Fax Number:

____________________________
Carmel Sofer
Address:
Fax Number:

____________________________
Zeev Bergman
Address:
Fax Number:

____________________________
Shahar Florence
Address:
Fax Number:

Sellers (Class A Shares):

Comverse Holdings, Inc.

By: /s/ Shefali Shah______________________
Name: Shefali Shah
Title: Director
Address: 810 Seventh Avenue, 32nd Floor, NY, New York 10019
Fax Number: 212-739-1001
Sellers (Class B Shares):

Gemini Israel III L.P.

By: /s/ Yossi Sela and Omer Regev__________
Name: Yossi Sela and Omer Regev
Title: Managing Partner and CFO
Address:
Fax Number:

Gemini Partner Investors L.P.

By: /s/ Yossi Sela and Omer Regev__________
Name: Yossi Sela and Omer Regev
Title: Managing Partner and CFO
Address:
Fax Number:

Gemini Israel III Parallel Fund L.P.

By: /s/ Yossi Sela and Omer Regev__________
Name: Yossi Sela and Omer Regev
Title: Managing Partner and CFO
Address:
Fax Number:

Berkeley II LLP

By: /s/ N.J. Habgood_____________________
Name: N. J. Habgood
Title: Managing Partner
Address: 29 Farm Street, London W1J 5RL
Fax Number:
Acting by Azini 2 LLP (designated member) acting by N.J. Habgood duly authorized for and on behalf of Azini Capital Partners its Manager.

Seller Representatives:

Shefali A. Shah

By: /s/ Shefali Shah______________________
Name: Shefali Shah
Title:
Address: 810 Seventh Avenue, 32nd Floor, NY, New York 10019
Fax Number: 212-739-1001

Azini Services LLP

By: /s/ N.J. Habgood_____________________
Name: N. J. Habgood
Title: Managing Partner
Address: 29 Farm Street, London W1J 5RL
Fax Number:

Exhibit A

Ownership of Shares

List of Shareholders	Number of Common Shares
Comverse Technology, Inc.	214,815
Wolfman Vernia Ltd.	157,501
Carmel Sofer	79,611
Zeev Bergman	22,400
Shahar Florence	10
Sub total:	474,337
Company	50,000
Total Issued:	524,337

List of Shareholders	Number of Class A Shares
Comverse Holdings, Inc.	5,552,920
Total Issued:	5,552,920

List of Shareholders	Number of Class B Shares
Gemini Israel III L.P.	442,571
Gemini Partner Investors L.P.	5,285
Gemini Israel III Parallel Fund L.P.	80,691
Berkeley II LLP	2,114,190
Total Issued:	2,642,737

Exhibit B
List of Transitional Services

The following is the list of core points of the Transitional Services Agreement to be entered into between Starhome (the “Company”) and Comverse Ltd. (“Comverse”), prior to the sale of the Company. :

1.	Car Leasing Services and Management - up to three (3) months from Closing.

2.
Telephone services - up to three (3) months from Closing, and upon termination, Comverse shall agree to facilitate the transfer of the Company's main phone numbers and extension numbers from Comverse to the Company.

3.	Travel advisory and security services - up to three (3) months from Closing.

4.
Production - Comverse to continue to provide production services to the Company through March 31, 2013 (the “Production Period”). Up until the closing of the sale of the Company, the production services will be provided in accordance with the terms of the existing agreement currently in effect between the parties. From the closing of the sale of the Company through March 31, 2013, Comverse shall continue to provide the services to the Company, provided however, that the procurement and inventory management of third party software and hardware may not be provided by Comverse. Comverse shall use its commercially reasonable efforts to approach software and hardware vendors and request that they be able to procure such items on behalf of the Company or facilitate an introduction so that the Company be able to procure such items independently. In addition, during such period the Company may increase its inventory held by Comverse so that it has an adequate supply of its products during the transition period. Following the termination of the Comverse production services, Comverse shall procure best efforts to assist in the transition to the Company's new production partner/supplier, including, but not limited to, the transfer of all materials, diagrams, files, CIRs and other information relevant to the production services (to which the Company has full access during the Production Period). In addition, so long as Comverse is providing the production services, Comverse shall continue to provide for the export/courier services on the same terms and conditions as in currently in effect.

The services contemplated under points 1 to 4 above, shall continue on the same terms and conditions as in effect at the time of Signing. In addition, upon the termination of the aforementioned services, Comverse shall (i) assist in the smooth transition of the services to the Company's new service providers, and (ii) transfer to the Company all the relevant files, documents, contracts and/or any other information relating to the provision of such services by Comverse to the Company.

5.
Signaling Services - Comverse to provide customization and support & maintenance services for signaling to the Company for a period of up to four (4) years commencing upon the Closing. The signaling services shall be in accordance with the same price and terms as in effect upon the signing of the sale agreement, and the same “head count” of personnel designated to the Company for such purposes. Notwithstanding the foregoing, the Company shall have the right, at any time and for any reason, to decrease the number of personnel, and the price shall be decreased accordingly. The lead time for decrease in the number of personnel will be 3 months. The aforementioned designated personnel should have significant knowledge of, and experience with Comverse's signaling system, including CNF and TCAP.

6.
Signaling Licenses (CCS & Signaling Stack) - Comverse shall provide the CCS and Signaling Stack Services (as defined below) at the same price and upon the same terms as in effect upon the signing of the sale of the Company, for a period of up to four (4) years commencing upon the Closing (the “Signaling Licenses Period”). Following the conclusion of the Signaling Licenses Period, Comverse shall place in escrow the source code provided to the Company, and Transitional Services Agreement shall contain source code escrow provisions to the satisfaction of the parties thereto.

For the purposes hereof, the “CCS and Signaling Stack Services” shall mean:

(i)	Excel file with full list of all features developed for Starhome in Comverse CCS and description on the implementation;

(ii)	The ability to continue to sell the CCS license, including signaling card, for 4 years (the “Licensing Period”);

(iii)
Support for CCS including CCS application layer, OMNI layer and system layer for an additional 5 year period following the conclusion of the Licensing Period (the “Additional Period”). Support yearly price to be agreed; and

(iv)
During the Licensing Period, maintenance and support services shall be included in the cost of the relevant licenses, following the Licensing Period, and during the Additional Period, Comverse shall provide the support and maintenance services at an annual price substantially similar to the current price per head count subject to adjustment for inflation, to be paid in accordance with the payment terms currently in effect between Comverse and the Company.

For all services listed above, the Company has the right to terminate such services with immediate effect, prior to the end of the relevant periods, at its sole discretion with three month prior written notice.

Exhibit C
Joinder Agreement

The undersigned is executing and delivering this Joinder Agreement to the Share Purchase Agreement, dated as of August 1, 2012 (as amended from time to time, the “Share Purchase Agreement”), by and among Fortissimo Capital Fund II (Israel), L.P., Fortissimo Capital Fund III (Israel), L.P., Fortissimo Capital Fund III (Cayman), L.P., Starhome B.V., the shareholders of Starhome B.V. party thereto, and the Sellers Representatives (as defined therein). Capitalized terms used but not defined herein have the meanings ascribed to them in the Share Purchase Agreement.

By executing and delivering this Joinder Agreement, the undersigned, in accordance with Section 11.04 of the Share Purchase Agreement, hereby agrees to become a party to the Share Purchase Agreement in place of and in substitution for Comverse Holdings Inc. and Comverse Technology, Inc., and the undersigned agrees to be bound by all of the obligations of Comverse Holdings Inc. and Comverse Technology, Inc. under the Share Purchase Agreement and to comply with the provisions of the Share Purchase Agreement applicable to them in the same manner as if the undersigned were an original signatory to such agreement.

Accordingly, the undersigned has executed and delivered this Joinder Agreement as of __________________, 2012.

COMVERSE, INC.

By:
Name:
Title: